         As filed with the Securities and Exchange Commission on April 14, 1999
                                                     Registration No. 333-62837

--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549
--------------------------------------------------------------------------------

                                      FORM S-2
                          POST-EFFECTIVE AMENDMENT NO. 2 TO
              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    Sun Life Assurance Company of Canada (U.S.)
               (Exact Name of registrant as specified in its charter)

                                      Delaware
           (State or other jurisdiction of incorporation or organization)

                                     38-1082080
                                    ------------

                        (I.R.S. Employer Identification No.)

                            One Sun Life Executive Park
                        Wellesley Hills, Massachusetts 02481
                                   (781) 237-6030
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    Copies to:

Edward M. Shea, Assistant Vice President and Senior Counsel         Michael Berenson
     Sun Life Assurance Company of Canada (U.S.)              Jorden Burt Boros Cicchetti
          Retirement Products and Services                       Berenson & Johnson LLP
               One Copley Place                            1025 Thomas Jefferson Street, N.W.
          Boston, Massachusetts, 02116                               Suite 400E
               (781) 237-6030                                   Washington, DC 20007
                                                                   (202) 965-8100

                                       PART I

                         INFORMATION REQUIRED IN PROSPECTUS


Attached hereto and made a part hereof is the Prospectus dated May 1, 1999.

                                                                      PROSPECTUS
                                                                     MAY 1, 1999


                             FUTURITY FIXED ANNUITY

      This Prospectus describes the Futurity Fixed Annuity, a single payment deferred annuity contract ("Contract" or "Contracts"). The Contract is designed for use in connection with retirement and deferred compensation plans, some of which may qualify as retirement programs under Sections 401, 403, 408 or 408A of the Internal Revenue Code of 1986, as amended (the "Code"). The Contract provides for the accumulation of values on a fixed basis, and for annuity payments which do not vary as to dollar amount and which will begin on a future date you select.

      The Contracts are offered by Sun Life Assurance Company of Canada (U.S.) (the "Company;" also "we," "us," "our"). Our Principal Executive Offices are located at One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (781) 237-6030. Our Annuity Service Mailing Address is: Sun Life Assurance Company of Canada (U.S.), Retirement Products and Services, P.O. Box 9133, Boston, Massachusetts 02117, telephone (888) 388-8748. We are an indirect wholly-owned subsidiary of Sun Life Assurance Company of Canada, one of the largest life insurance companies in Canada.

      The Company issues Contracts on either an individual or a group basis, depending on the state or jurisdiction where the Contract is issued. A Contract issued to an individual ("Individual Contract") is evidenced by an Individual Contract. Participation in a Contract issued to a group ("Group Contract") is evidenced by a certificate ("Certificate") which describes the Participant's interest under the Group Contract. Unless otherwise expressly indicated, references in this Prospectus to "Contracts" include Individual Contracts, Group Contracts and Certificates issued under Group Contracts, and references to "Participants" include Individual Contract Owners and individuals participating under Group Contracts ("Participants;" also "you," "your").

      The minimum Purchase Payment for a Contract is $10,000, unless the Company waives this requirement. If you desire to make a Purchase Payment in excess of $1,000,000, you must obtain our prior approval.


      An Accumulation Account is established for each Participant in order to determine benefits under the Contract. You may allocate your Net Purchase Payment to only one of the available Guarantee Periods. The Guarantee Periods have durations of one to ten years, although not all may be available. Your Purchase Payment, together with any interest credited, is held in the Fixed Account, which is part of our general account (See "The Fixed Account," page
10).


      Values under a Contract accumulate on a fixed basis. Your Accumulation Account is credited at an interest rate ("Guaranteed Interest Rate") for the duration of the Guarantee Period you choose, subject to any applicable withdrawal charge or Market Value Adjustment. The Minimum Average Interest Rate for any Guarantee Period will be at least three percent (3%) per year, compounded annually. We may not change a Guaranteed Interest Rate during the Guarantee Period. However, Guaranteed Interest Rates for subsequent Guarantee Periods cannot be predicted and will be determined at our sole discretion (subject to the Minimum Average Interest Rate guarantee).

THE CONTRACTS ARE NOT DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK, AND ARE NOT FEDERALLY INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD, OR ANY OTHER AGENCY.


THE CONTRACTS ARE SUBJECT TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL AMOUNT INVESTED. FOR A MORE DETAILED DESCRIPTION OF THE RISKS ASSOCIATED WITH PURCHASING A CONTRACT, PLEASE REFER TO PAGES 11 THROUGH 13 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THIS PROSPECTUS CONTAINS INFORMATION ABOUT THE CONTRACTS THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING. YOU SHOULD RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.


      We will not assess a sales charge against your Purchase Payment or a withdrawal charge upon annuitization (except for period certain annuities of less than ten years) or if you make a transfer. Except as discussed below, you may withdraw a portion (as specified in your Contract) of your Accumulation Account in each Account Year without being subject to a withdrawal charge, and you may withdraw your Purchase Payment without charge after the Company has held it for seven years (although your withdrawal may be subject to a Market Value Adjustment). In addition, we will not assess a withdrawal charge on amounts withdrawn on or after the later of (a) the end of the Initial Guarantee Period of (b) the end of the third Account Year. However, if you otherwise withdraw any part of your Accumulation Account, we may deduct a withdrawal charge, which ranges from 7% to 0%. In no event will the withdrawal charges assessed against your Accumulation Account exceed 7% of your Accumulation Account Value (See "Withdrawal Charges," page 15).



      Generally, any cash withdrawal (other than a withdrawal upon annuitization or as the result of a transfer) is subject to a Market Value Adjustment. The Market Value Adjustment will reflect the relationship between the current rate (which is the Guaranteed Interest Rate currently declared by the Company for Guarantee Periods equal to the balance of the Contract's Guarantee Period) and the Guaranteed Interest Rate applicable to the Contract. Generally, if the Guaranteed Interest Rate is lower than our currently declared rate, the application of the Market Value Adjustment results in a lower payment upon withdrawal. Similarly, except as described below under the section titled "Cash Withdrawals, Withdrawal Charges and Market Value Adjustment--Market Value Adjustment," if the Guaranteed Interest Rate is higher than the currently declared rate, the application of the Market Value Adjustment results in a higher payment upon withdrawal. The Market Value Adjustment also does not apply to a withdrawal effective within 30 days prior to the Expiration Date of the applicable Guarantee Period or the withdrawal of the free withdrawal amount (See "Market Value Adjustment," page 16).



      The Contracts provide that the Company may modify the withdrawal charges, transfer charges, the tables used to determine the amount of the first monthly fixed annuity payments and the formula used to calculate the Market Value Adjustment. However, the modification will apply only to Accumulation Accounts established after the effective date of such modification (See "Modification," page 23).


      We reserve the right to defer the payment of any withdrawals for not more than six months from the date we receive a written withdrawal request.


      Contracts sold in certain states are subject to a deduction for premium taxes. These premium taxes are deducted from the Accumulation Account (See "Premium Taxes," page 24).



      Subject to certain conditions, and during the Accumulation Period, you may transfer the entire Accumulation Account Value to another Guarantee Period available under the Contracts. No partial transfers are permitted. Currently there is no charge for transfers. However, transfers are subject to the Market Value Adjustment unless the transfer is effective within 30 days prior to an Expiration Date and other restrictions may apply (See "Transfer Privilege; Telephone Transfers," page 13).



      If the Participant dies prior to the Annuity Commencement Date, we will pay a death benefit to the Beneficiary. If the Annuitant dies on or after the Annuity Commencement Date, no death benefit is payable, except as may be provided under the Annuity Option elected (See "Death Benefit," page 17).



      Annuity Payments begin on the Annuity Commencement Date. You select the Annuity Commencement Date, frequency of payments and the Annuity Option (See "Annuity Provisions," page 19).

      We periodically furnish Owners and Participants with certain reports and statements (See "Periodic Statements," page 23). Such reports, other than prospectuses, do not include the Company's financial statements.


      If you are not satisfied with your Contract, you may return it to us at our Annuity Service Mailing Address within ten days after you receive the Contract. When we receive your Contract, it will be canceled and the Accumulation Account Value on the date on which the Contract was received by us will be refunded to you. However, if applicable state or federal law so requires, we will refund the full amount of any Purchase Payment received by us, the "free look" period may be greater than ten days and alternative methods of returning the Contract may be acceptable.

                             AVAILABLE INFORMATION

      The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, (the "1934 Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such materials also can be obtained, for a fee, from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Website that contains the text of reports, proxy and information statements and other information as filed electronically by the Company with the Commission; these filings are found at the following address: http://www.sec.gov.

      The Company has filed a registration statement and related exhibits (collectively, the "Registration Statement") with respect to the Contracts with the Commission under the Securities Act of 1933. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement. Reference is hereby made to the Registration Statement for further information relating to the Company and the Contracts. The Registration Statement may be inspected and copied, and copies can be obtained for a fee as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


      The Annual Report on Form 10-K for the year ended December 31, 1998, which the Company has filed with the Commission under the 1934 Act, is incorporated by reference in this Prospectus.


      Any statement contained in a document incorporated by reference in this Prospectus shall be deemed modified or superseded by this Prospectus to the extent that a statement contained in a later-filed document or in this Prospectus shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will furnish you, without charge, upon your written or oral request, copies of the reports referred to above which have been incorporated by reference in this Prospectus. Any documents so provided will not include the exhibits to such reports, unless the exhibits are specifically incorporated by reference in this Prospectus. Requests for such documents should be directed to the Secretary, Sun Life Assurance Company of Canada (U.S.), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone (800) 225-3950.

                               TABLE OF CONTENTS


                                                                                                               PAGE
Special Terms                                                                                                        6

This Prospectus is a Catalog of Facts                                                                                9

Uses of the Contracts                                                                                                9

The Company                                                                                                          9

The Fixed Account                                                                                                   10

The Purchase Payment and Contract Values During the Accumulation Period                                             11
    The Purchase Payment                                                                                            11
    Accumulation Account                                                                                            12
    Guarantee Period                                                                                                12
    Guaranteed Interest Rates                                                                                       12
    Transfer Privilege; Telephone Transfers                                                                         13
    Waivers; Reduced Charges; Credits; Bonus Guaranteed Interest Rates                                              13

Cash Withdrawals, Withdrawal Charges and Market Value Adjustment                                                    14
    Cash Withdrawals                                                                                                14
    Withdrawal Charges                                                                                              15
    Section 403(b) Annuities                                                                                        16
    Market Value Adjustment                                                                                         16

Death Benefit                                                                                                       17
    Death Benefit Provided by the Contract                                                                          17
    Election and Effective Date of Election                                                                         18
    Death of Participant                                                                                            18
    Payment of Death Benefit                                                                                        19
    Amount of Death Benefit                                                                                         19

Annuity Provisions                                                                                                  19
    Annuity Commencement Date                                                                                       19
    Election--Change of Annuity Option                                                                              20
    Annuity Options                                                                                                 20
    Determination of Annuity Payments                                                                               21
    Annuity Payment Rates                                                                                           21

Other Contract Provisions                                                                                           22
    Designation and Change of Beneficiary                                                                           22
    Exercise of Contract Rights                                                                                     22
    Change of Ownership                                                                                             22
    Periodic Statements                                                                                             23
    Modification                                                                                                    23
    Discontinuance of New Participants                                                                              23
    Right to Return                                                                                                 23
    Premium Taxes                                                                                                   24

Federal Tax Status                                                                                                  24
    Introduction                                                                                                    24
    Tax Treatment of the Company                                                                                    24
    Taxation of Annuities in General                                                                                24
    Qualified Retirement Plans                                                                                      26
    Pension and Profit-Sharing Plans                                                                                26
    Tax-Sheltered Annuities                                                                                         26
    Individual Retirement Accounts                                                                                  26
    Roth IRAs                                                                                                       27

Distribution of the Contracts                                                                                       27

Additional Information About the Company                                                                            28
    General                                                                                                         28
    Selected Financial Data                                                                                         28
    Management's Discussion and Analysis of Financial Condition and Results of Operations                           29
    Quantitative and Qualitative Disclosure About Market Risk                                                       36
    Demutualization                                                                                                 38
    Year 2000 Compliance                                                                                            38
    Sale of Subsidiary                                                                                              39
    Reinsurance                                                                                                     39
    Reserves                                                                                                        39
    Investments                                                                                                     40
    Competition                                                                                                     40
    Employees                                                                                                       40
    Properties                                                                                                      40

The Company's Directors and Executive Officers                                                                      41

State Regulation                                                                                                    44

Accountants                                                                                                         44

Registration Statements                                                                                             44

Appendix--Examples of the Market Value Adjustment                                                                   68

                                 SPECIAL TERMS

      Any reference in this Prospectus to "receipt" or "received" by the Company means receipt at the Company's Annuity Service Mailing Address, Sun Life Assurance Company of Canada (U.S.), Retirement Products and Services, P.O. Box 9133, Boston, Massachusetts 02117.

      The following terms as used in this Prospectus have the indicated meanings:

      ACCOUNT YEARS and ACCOUNT ANNIVERSARIES: The first Account Year is the period of 12 months plus a part of a month as measured from the Date of Coverage for each Participant through the last day of the calendar month in which the Purchase Payment is received. All Account Years and Account Anniversaries thereafter are 12 month periods based upon the first day of the calendar month which follows the calendar month of coverage. For example, if the Date of Coverage is in March, the first Account Year is determined from the Date of Coverage and ends on March 31 in the following year; all subsequent Account Years and all Account Anniversaries will be measured from April 1.

      ACCUMULATION ACCOUNT: An account established for each Participant to which the Net Purchase Payment and any interest are credited.

      ACCUMULATION ACCOUNT VALUE: The value of the Accumulation Account on any date.

      ACCUMULATION PERIOD: The period before the Annuity Commencement Date and during the lifetime of the Participant.

      *ANNUITANT: The person (or persons) on whose life (or lives) the first annuity payment is to be made. If the Annuitant dies prior to the Annuity Commencement Date, the Co-Annuitant, if any, will become the Annuitant. If, prior to the Annuity Commencement Date, the Co-Annuitant dies or if no Co-Annuitant is named, the Participant becomes the Annuitant upon the Annuitant's death.

      *ANNUITY COMMENCEMENT DATE: The date on which the first annuity payment under a Contract is to be made.

      *ANNUITY OPTION: The method for making annuity payments.

      APPLICATION: The document, if any, signed by each Participant that serves as his or her application for participation under a Group Contract or for purchase of an Individual Contract.

      *BENEFICIARY: Prior to the Annuity Commencement Date, the person or entity having the right to receive the death benefit set forth in each Contact and, for Non-Qualified Contracts, who, in the event of the Participant's death, is the "designated beneficiary" for purposes of Section 72(s) of the Code. After the Annuity Commencement Date, the Beneficiary is the person or entity having the right, upon the death of the Payee, to receive any remaining payments due under the Annuity Option elected.

      CERTIFICATE: The document which evidences the coverage of a Participant under a Group Contract. Unless otherwise expressly indicated, references in this Prospectus to "Contracts" include Certificates.

      CODE: The Internal Revenue Code of 1986, as amended.

      DATE OF COVERAGE: The date on which a Participant's Accumulation Account becomes effective.

      DEATH BENEFIT DATE: The date on which the Company receives Due Proof of Death.

      DUE PROOF OF DEATH: An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, and/or any other proof satisfactory to the Company.

---------

* As specified on the Contract Specifications Page or the Certificate Specifications Page (as appropriate), unless changed.

      EXPIRATION DATE: The last day of a Guarantee Period.

      *FLOATING RATE: The indexed rate published in The Wall Street Journal two business days prior to the Floating Rate Reset Date. In the event the Floating Rate is no longer published in The Wall Street Journal, the Company will use an actuarially based method of determining the indexed rate, which method will be determined in a manner the Company believes is equitable.

      FLOATING RATE GUARANTEE PERIOD: A Guarantee Period for which the Guaranteed Interest Rate changes on each Floating Rate Reset Date.

      FLOATING RATE RESET DATE: The first Floating Rate Reset Date shall be the first business day of the first calendar quarter that begins after a Floating Rate Guarantee Period is elected. Thereafter, a new Floating Rate Reset Date will occur on the first business day of each subsequent calendar quarter until the Expiration Date of the particular Floating Rate Guarantee Period.

      FLOATING RATE SPREAD: The amount deducted from the Floating Rate to determine the Guaranteed Interest Rate in effect initially and on each Floating Rate Reset Date during a Floating Rate Guarantee Period. The Floating Rate Spread remains constant throughout a Floating Rate Guarantee Period. However, the Floating Rate Spread may change for a new Floating Rate Guarantee Period.

      GUARANTEE AMOUNT: The amount of the Accumulation Account Value in a particular Guarantee Period with a particular Expiration Date (including interest earned thereon).

      GUARANTEE PERIOD: The period for which a Guaranteed Interest Rate is credited.

      GUARANTEED INTEREST RATE: The rate of interest credited by the Company on a compound annual basis during a particular Guarantee Period.

      *MINIMUM AVERAGE INTEREST RATE: The minimum average rate of interest that may be credited by the Company on a compound annual basis, as determined at the end of a particular Guarantee Period or upon surrender of the Contract, as applicable.

      NET PURCHASE PAYMENT: The portion of the Purchase Payment remaining after the deduction of any applicable premium tax or similar tax.

      NON-QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which does not receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A or any other applicable section of the Code. The Participant's interest in the Contract must be owned by a natural person or agent for a natural person in order for the Contract to receive favorable income tax treatment as an annuity.

      *OWNER: The person or entity named on the Group Contract Specifications Page who is entitled to exercise all rights and privileges of ownership under the Group Contract.

      PARTICIPANT (ALSO "YOU," "YOUR"): In the case of an Individual Contract, the owner of the Contract. In the case of a Group Contract, the person named on the Certificate Specifications Page who is entitled to exercise all rights and privileges of ownership under the Certificate, except as reserved by the Owner. If the Contract is a Non-Qualified Contract, the Participant must be a natural person or agent for a natural person in order for the Contract to receive favorable income tax treatment as an annuity. If the Contract is a Qualified Contract (other than a Section 403 contract), the Participant must be a trustee or custodian of a retirement plan which meets the requirements of Section 401,
Section 408(c), Section 408(k), Section 408A, or any other applicable section of the Code, and the Qualified Plan Endorsement must be attached to and made a part of the Contract.

      PAYEE: A recipient of payments under the Contract.

---------

* As specified on the Contract Specifications Page or the Certificate Specifications Page (as appropriate), unless changed.

      PURCHASE PAYMENT: The amount paid to the Company by or on behalf of the Participant as consideration for the benefits provided by the Contract.

      QUALIFIED CONTRACT: A Contract used in connection with a retirement plan which may receive favorable federal income tax treatment under Sections 401, 403, 408, or 408A or any other applicable section of the Code.

                     THIS PROSPECTUS IS A CATALOG OF FACTS

      This Prospectus contains information about the Contracts, which provide fixed benefits. It describes the Contracts' uses and objectives, its benefits and costs, and the rights and privileges of Owners and Participants. It also contains information about the Company and the Fixed Account. This Prospectus has been carefully prepared in non-technical language to help you decide whether the purchase of a Contract fits the needs of your retirement plan. We urge you to read it carefully and retain it for future reference.

      A Fixed Annuity provides that Purchase Payments, less certain deductions, will accumulate at a Guaranteed Interest Rate prior to the Annuity Commencement Date. After the Annuity Commencement Date, annuity payments will be made to the Annuitant. Under a Fixed Annuity, the investment risk is assumed by the Company (except in the case of early withdrawals (See "Cash Withdrawals" and "Market Value Adjustment")), and the amounts of the annuity payments do not vary. However, each Participant bears the risk that the Guaranteed Interest Rate credited to the Contract may not exceed the Minimum Average Interest Rate specified in the Contract.

                             USES OF THE CONTRACTS

      The Contracts are designed to be used in connection with retirement plans, some of which meet the requirements of Section 401 (including Section 401(k)),
Section 403, Section 408(b), Section 408(c), Section 408(k), Section 408(p) or
Section 408A of the Code; however, the Company may discontinue offering new Contracts in connection with certain types of qualified plans.

      Certain federal tax advantages are currently available to retirement plans which qualify under the Code as (a) self-employed individuals' retirement plans under Section 401; (b) corporate or association retirement plans under Section 401; (c) annuity purchase plans sponsored by certain tax exempt organizations or public school systems under Section 403(b); or (d) individual retirement accounts, including employer or association of employees individual retirement accounts under Section 408(c), SEP-IRAs under Section 408(k), Simple Retirement Accounts under Section 408(p), and Roth IRAs under Section 408A (See "Federal Tax Status").

      The Contracts are also designed to be used in connection with certain non-tax-qualified retirement plans, such as payroll savings plans, and by such other groups (trusteed or nontrusteed) as may be eligible under applicable law.

                                  THE COMPANY


      Sun Life Assurance Company of Canada (U.S.) (the "Company;" also "we," "us," and "our") is a stock life insurance company which was incorporated under the laws of Delaware on January 12, 1970. Its Executive Offices are located at One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, telephone
(781) 237-6030. The Company currently is authorized to do business in 48 states, the District of Columbia and Puerto Rico, and it is anticipated that the Company will be authorized to do business in all states except New York. The Company issues life insurance policies and individual and group annuities. The Company has formed a wholly-owned subsidiary, Sun Life Insurance and Annuity Company of New York, which issues individual fixed and combination fixed/variable annuity contracts and group life and long-term disability insurance in New York. The Company's other active subsidiaries are: Sun Capital Advisers, Inc., a registered investment adviser; Clarendon Insurance Agency, Inc., a registered broker-dealer that acts as the general distributor of the Contracts and other annuity and life insurance contracts issued by the Company and its affiliates; Sun Life of Canada (U.S.) Distributors, Inc., a registered broker-dealer and investment adviser; New London Trust, F.S.B., a federally chartered savings bank; Massachusetts Casualty Insurance Company, which issues individual disability income policies; Sun Life Financial Services Limited, which provides off-shore administrative services to the Company and its parent company, Sun Life Assurance Company of Canada (sometimes referred to in this Prospectus as "Sun Life (Canada)"); and Sun Life Information Services Ireland Limited, an offshore technology center.


      The Company is a wholly-owned subsidiary of Sun Life of Canada (U.S.) Holdings, Inc. ("Life Holdco"). Life Holdco is a wholly-owned subsidiary of Sun Life Assurance Company of Canada--U.S. Operations Holdings, Inc. ("U.S. Holdco"). U.S. Holdco is a wholly-owned subsidiary of Sun Life (Canada),

150 King Street West, Toronto, Ontario, Canada. Sun Life (Canada) is a mutual life insurance company incorporated pursuant to Act of Parliament of Canada in 1865 and currently transacts business in all of the Canadian provinces and territories, in all U.S. states except New York, and in the District of Columbia, Puerto Rico, the Virgin Islands, Great Britain, Ireland, Bermuda, Hong Kong, and the Philippines.


      On February 5, 1999, the Company finalized the sale of Massachusetts Casualty Insurance Company, a wholly-owned subsidiary that issued only individual disability insurance contracts, to Centre Solutions (U.S.) Limited, a wholly-owned subsidiary of Centre Reinsurance Holdings Limited for approximately $34 million. The impact of this sale to the ongoing operations of the Company is not expected to be material.



      Prior to December 24, 1997, the Company owned 93.6% of the outstanding shares of Massachusetts Financial Services Company ("MFS"). On December 24, 1997, the Company transferred all of its shares of MFS to its parent, Life Holdco, in the form of a dividend. On December 31, 1997, the Company purchased all of the outstanding shares of Clarendon Insurance Agency, Inc. from MFS.



      On January 27, 1998, SLOC announced that its Board of Directors requested management world-wide to develop a plan to convert from a mutual life insurance company into a publicly traded stock company through demutualization worldwide. Management has put in place a full time task force which, together with a worldwide team of actuarial, financial and legal advisers, has begun work. The Board will decide later this year whether to proceed with demutualization, following the completion of the plan. Demutualization would require regulatory and policyholder approval. Based on information known to date, the potential demutualization of SLOC is not expected to have any significant impact on the Company.


                               THE FIXED ACCOUNT

      The Fixed Account is made up of all of the general assets of the Company, other than those allocated to any unitized separate account. The Purchase Payment is allocated to the Guarantee Period you elect at the time your Accumulation Account is established. Your Accumulation Account Value may be transferred to another Guarantee Period available under the Contract, subject to certain restrictions (See "Transfer Privilege"). Assets supporting amounts allocated to Guarantee Periods become part of the Company's general account assets and are available to fund the claims of all classes of customers of the Company, including claims for benefits under the Contracts.

      The Company invests the assets of the Fixed Account in those assets chosen by the Company and allowed by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.

      The Company's general investment strategy is to invest the assets of the Fixed Account in investment grade debt securities and mortgages. The Company intends to invest the assets of the Fixed Account primarily in such debt instruments as follows:

      - Securities issued by the United States Government or its agencies or instrumentalities, which securities may or may not be guaranteed by the United States Government;

      - Investment grade debt securities, I.E., those which have a rating, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. ("Moody's") or Standard & Poor's Corporation ("Standard & Poor's") (Aaa, Aa, A or Baa and AAA, AA, A or BBB, respectively) or any other nationally recognized rating service;

      - Other debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies and other corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by the Company's management to have an investment quality comparable to securities which may be purchased as stated above; and

      - Other evidences of indebtedness secured by mortgages or deeds of trust representing liens upon real estate.

      The Company may also invest a portion of the Fixed Account in below investment grade debt instruments. Instruments rated Baa and/or BBB or lower normally involve a higher risk of default and are less liquid than higher rated instruments. If the rating of an investment grade debt security held by the Company is subsequently downgraded to below investment grade, the Company's decision to retain or dispose of the security will be made based upon our individual evaluation of the circumstances surrounding the downgrade and the prospects for continued deterioration, stabilization and/or improvement.

      In pursuing its general investment strategy with respect to amounts allocated to the Fixed Account, the Company uses immunization strategies appropriate to the various Guarantee Periods. This includes, with respect to investments and average terms of investments, using dedication (cash flow matching) and/ or duration matching to minimize the Company's risk of not achieving the rates it is crediting under Guarantee Periods in volatile interest rate environments.

      We are not obligated to invest amounts allocated to the Fixed Account according to any particular strategy, except as may be required by applicable state insurance laws. Investment income from such Fixed Account assets will be allocated between the Company and all contracts participating in the Fixed Account, including the Contracts, in accordance with the terms of such contracts.

      Fixed annuity payments made to Annuitants under the Contracts will not be affected by the mortality experience (death rate) of the persons receiving such payments or of the general population. The Company assumes this "mortality risk" by virtue of annuity rates incorporated in the Contracts which cannot be changed (except as described under "Modification" with respect to Accumulation Accounts established after the effective date of such modification). In addition, the Company guarantees that it will not impose a charge for maintenance of the Contracts, regardless of its actual expenses (except as described under "Modification" with respect to Accumulation Accounts established after the effective date of such modification).

      The amount of investment income allocated to the Contracts will vary from Guarantee Period to Guarantee Period in our sole discretion. However, the Company guarantees that it will credit interest at the Minimum Average Interest Rate, compounded annually, to amounts allocated to the Fixed Account under the Contracts. The Company may (but is not obligated to) declare Guaranteed Interest Rates in excess of the Minimum Average Interest Rate.

      We are aware of no statutory limitations on the maximum amount of interest we may credit, and the Company's Board of Directors has set no limitations. However, inherent in our exercise of discretion in this regard is the equitable allocation of distributable earnings and surplus among our various policyholders and contract owners and our sole stockholder.

    THE PURCHASE PAYMENT AND CONTRACT VALUES DURING THE ACCUMULATION PERIOD

THE PURCHASE PAYMENT

      - PLACE AND AMOUNT. Your Purchase Payment is paid to the Company at its Annuity Service Mailing Address. The Company generally will not accept a Purchase Payment which is less than $10,000; exceptions will be determined by the Company on an individual basis. In addition, the Company's prior approval is required before it will accept a Purchase Payment which exceeds $1,000,000.

        A completed Application, if required, and the Purchase Payment are forwarded to the Company for acceptance. Upon acceptance, in the case of an Individual Contract, the Contract is issued to the Participant, and in the case of a Group Contract, the Contract and Certificate(s), as applicable, are issued to the Owner and the Participant(s), respectively. The Purchase Payment, minus any applicable premium tax or similar tax (the "Net Purchase Payment"), is credited to the Accumulation Account. The Company generally confirms receipt of the Purchase Payment in writing within five business days of receipt. Your Accumulation Account starts earning interest on the day the Purchase Payment is applied.

        If an Application or a purchase order is not properly completed, we will attempt to contact the prospective Participant in writing or by telephone. If the Application or purchase order has not been properly completed within five business days after we receive it, we will return the Purchase Payment.

      - ALLOCATION OF NET PURCHASE PAYMENT. The Net Purchase Payment is allocated to the Guarantee Period selected by the Participant in the Application, from among such Guarantee Periods as may be made available from time to time by the Company.

ACCUMULATION ACCOUNT

      We will establish an Accumulation Account for each Participant and will maintain the Accumulation Account during the Accumulation Period. The Accumulation Account is automatically continued in full force during the lifetime of the Participant and until the Annuity Commencement Date or until the Accumulation Account is surrendered.

GUARANTEE PERIOD

      You may elect one Guarantee Period of one to ten years from among those made available from time to time by the Company. The Guarantee Period that you elect determines the Guaranteed Interest Rate. Amounts allocated to a particular Guarantee Period, less any applicable premium taxes or similar taxes and less any amounts subsequently withdrawn, earn interest at the Guaranteed Interest Rate in effect during the Guarantee Period.

      The Initial Guarantee Period begins on the date the Net Purchase Payment is applied. Except for Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Guarantee Period elected (measured from the end of the calendar month in which the Net Purchase Payment was applied) has elapsed. For Floating Rate Guarantee Periods, the Initial Guarantee Period ends when the number of calendar years in the Floating Rate Guarantee Period elected (measured from the end of the calendar quarter in which the Net Purchase Payment was applied) has elapsed. The last day of a Guarantee Period is the Expiration Date. Subsequent Guarantee Periods begin on the first day following the Expiration Date. For Floating Rate Guarantee Periods, the Expiration Date always occurs at the end of a calendar quarter. For other Guarantee Periods, the Expiration Date always occurs at the end of a calendar month.

      We will mail written notification to the Participant at least 45 and no more than 75 days prior to the Expiration Date of a Guarantee Period. A new Guarantee Period of the same duration and type as the previous Guarantee Period will commence automatically at the end of the previous Guarantee Period, unless the Company receives, in writing or other manner acceptable to us, prior to the end of such Guarantee Period, an election by the Participant of a different Guarantee Period from among those being offered by the Company at such time.

      We reserve the right to add or remove Guarantee Periods available for election by the Participant.

GUARANTEED INTEREST RATES

      The Company periodically establishes a Guaranteed Interest Rate for each Guarantee Period. There is no specific formula for the determination of Guaranteed Interest Rates. Some of the factors that the Company may consider in establishing Guaranteed Interest Rates, are:

      -  general economic trends

      - rates of return currently available and anticipated on the Company's investments

      -  regulatory and tax requirements

      -  competitive factors

      - sales commissions and administrative and distribution expenses borne by the Company

      Guaranteed Interest Rates will be reflective of expected investment yields and interest rates available on the types of debt instruments in which the Company intends to invest. These rates are guaranteed for the duration of the respective Guarantee Periods. Interest is credited to your Accumulation Account daily at an annual effective rate of interest. However, any Accumulation Account Value withdrawn is subject to any applicable withdrawal charge and may be subject to a Market Value Adjustment (See "Market Value Adjustment").

      For a Floating Rate Guarantee Period, the Guaranteed Interest Rate may change on each Floating Rate Reset Date; however, the Floating Rate Spread used by the Company to compute the Guaranteed Interest Rate will remain constant throughout such Floating Rate Guarantee Period. The Company will determine a new Floating Rate Spread at the beginning of each Floating Rate Guarantee Period.

      The Minimum Average Interest Rate will not be less than three percent (3%) per year, compounded annually. The Participant bears the risk that the Guaranteed Interest Rate to be credited may not exceed the Minimum Average Interest Rate for any Guarantee Period.

      On any Expiration Date, and on the date on which a Contract is surrendered in full, the Accumulation Account Value (before the application of any applicable withdrawal charge and/or Market Value Adjustment) will not be less than the Net Purchase Payment, less any previous withdrawals, accumulated at an effective annual rate of interest equal to the Minimum Average Interest Rate. Subject to the above guarantees, the Guaranteed Interest Rate credited during a particular calendar quarter to a Floating Rate Guarantee Period may be less than the Minimum Average Interest Rate.

TRANSFER PRIVILEGE; TELEPHONE TRANSFERS

      At any time during the Accumulation Period, you may transfer your entire Accumulation Account Value to a new Guarantee Period, subject to the conditions set forth below. No partial transfers are permitted. One transfer per Account Year is permitted and a minimum of 30 calendar days must elapse between transfers. No transfer is allowed within 30 days after the Date of Coverage. A transfer will be subject to the Market Value Adjustment (See "Market Value Adjustment"), unless the transfer is effective within 30 days prior to an Expiration Date. The Company reserves the right, in its sole discretion, to delay the effective date of any transfer for a period not to exceed six months from the date written request for such transfer is received by the Company. Under current law, there is no tax liability to you if you make a transfer.

      Except as described below, a transfer generally is effective on the date the request for transfer is received by the Company, if such request is received in good order by 4:00 p.m. Eastern Time on any date on which the Company is open for business. The Company generally is open for business on any day that the New York Stock Exchange is open for business.

      If you make a transfer, we will establish a new Guarantee Period for the amount being transferred. Any such new Guarantee Period will begin on the effective date of the transfer and end on the new Expiration Date. The amount transferred will earn interest at the Guaranteed Interest Rate declared by the Company for the new Guarantee Period as of the effective date of the transfer.

      You or your agent of record may request a transfer either in writing or by telephone. The telephone transfer privilege is made available to Participants automatically without the Participants' election. The Company employs reasonable procedures to confirm that instructions communicated by telephone by Participants and their agents of record are genuine. Such procedures may include one or more of the following: requesting identifying information, such as name, Contract number, Social Security Number, and/ or personal identification number; tape recording all telephone transactions; providing written confirmation thereof to both the Participant and any agent of record, at the last address of record; or such other procedures as the Company may deem reasonable. Although the Company's failure to follow reasonable procedures may result in the Company's liability for any losses due to unauthorized or fraudulent telephone transfers, the Company will not be liable for following instructions communicated by telephone which it reasonably believes to be genuine. The Participant bears the risk of incurring a loss on actions taken by the Company in reliance on telephone instructions which the Company reasonably believed to be genuine.

WAIVERS; REDUCED CHARGES; CREDITS; BONUS GUARANTEED INTEREST RATES

      The Company may reduce or waive the withdrawal charge, credit additional amounts, or grant bonus Guaranteed Interest Rates in situations where selling and/or maintenance costs associated with the Contracts are reduced, such as the sale of several Contracts to the same Participant, sales of large Contracts, and certain group sales. In addition, the Company may waive the withdrawal charge, credit additional amounts, or grant bonus Guaranteed Interest Rates in connection with Contracts sold to officers, directors and employees of the Company or its affiliates, registered representatives and employees of broker-dealers with a current selling agreement with the Company and their affiliates, employees of affiliated asset management firms, and persons who have retired from such positions ("Eligible Employees") and immediate family members of Eligible Employees. The Company may reduce or waive such charges, credit additional amounts, or grant bonus Guaranteed Interest Rates on any Contract where, for example, expenses associated with the sale of the Contract and/or costs or services associated with administering and maintaining the Contract are reduced. Eligible Employees and their immediate family members may also purchase a Contract without regard to minimum Purchase Payment requirements. For other situations in which withdrawal charges may be waived, see "Withdrawal Charges."

        CASH WITHDRAWALS, WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENT

CASH WITHDRAWALS

      At any time before the Annuity Commencement Date, you may elect to receive a cash withdrawal payment by filing with the Company at its Annuity Service Mailing Address, a written election in such form as the Company may require. Any such election shall specify the amount of the withdrawal and will be effective on the date that it is received by the Company. The Company reserves the right to defer the payment of amounts withdrawn for a period not to exceed six months from the date the Company receives a written request for such withdrawal. The Company is not required to pay interest on amounts so deferred.

      You may request a full surrender or a partial withdrawal. A full surrender will result in a cash withdrawal payment equal to:

      (1) the Accumulation Account Value as of the date the Company receives the request, plus or minus

      (2)  any applicable Market Value Adjustment, minus

      (3) any applicable withdrawal charge (determined as a percentage of (1) before any application of a Market Value Adjustment).

Upon a full surrender, the Contract will be canceled and no further benefits will be payable thereunder. A request for a partial withdrawal (I.E., a payment of an amount less than that paid under a full surrender) will reduce the Accumulation Account Value by

      (1)  the dollar amount of the cash withdrawal amount, plus or minus

      (2)  any applicable Market Value Adjustment, plus

      (3) any applicable withdrawal charge (determined as a percentage of (1) before any application of a Market Value Adjustment).

If you request a partial withdrawal which would cause your Accumulation Account Value to be less than $1,000, the partial withdrawal will be treated as a full surrender.

      All cash withdrawals, except those effective within 30 days prior to the Expiration Date of a Guarantee Period or the withdrawal of the "free withdrawal amount," will be subject to the Market Value Adjustment described in this Prospectus (See "Market Value Adjustment"). Any applicable Market Value Adjustment will be deducted from or added to (as applicable) your Accumulation Account (or, in the case of a partial withdrawal, the dollar amount of the cash withdrawal amount) before the application of any withdrawal charge.

      Upon request, the Company will advise the Participant of the amounts that would be payable in the event of a full surrender or partial withdrawal.

      Since the Qualified Contracts will be issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408, and 408A of the Code, you should refer to the terms of your particular retirement plan for any limitations or restrictions on cash withdrawals. For special restrictions applicable to withdrawals from Contracts used with Tax-Sheltered Annuities established pursuant to Section 403(b) of the Code, see "Section 403(b) Annuities," below.

WITHDRAWAL CHARGES

      We deduct no sales charges from your Purchase Payment. However, we will assess a withdrawal charge, when applicable, as reimbursement to us for certain expenses relating to the distribution of the Contracts, including commissions, costs of preparing sales literature and other promotional costs and acquisition expenses. A cash withdrawal under either a Qualified Contract or a Non-Qualified Contract may result in a tax penalty of ten percent (10%) (See "Federal Tax Status").

      You may withdraw a portion of your Accumulation Account Value each year without incurring any withdrawal charge, and after seven years your entire Accumulation Account Value may be withdrawn free of any withdrawal charge. In addition, no withdrawal charge is imposed on amounts withdrawn on or after the later of:

      (a)  the end of the Initial Guarantee Period, or

      (b)  the end of the third Account Year.

No withdrawal charge is assessed upon annuitization (except for period certain annuities of less than ten years), upon payment of the death benefit (unless the Participant was age 86 or older on the Date of Coverage), or upon the transfer of your Accumulation Account Value to a new Guarantee Period.

      The withdrawal charge is not assessed on an Accumulation Account established for the personal account of an employee of the Company or of any of its affiliates, or of a licensed insurance agent engaged in distributing the Contracts, and the Company may waive the withdrawal charge with respect to a Purchase Payment derived from the surrender of other annuity contracts and/or certificates issued by the Company.

      All other full or partial withdrawals are subject to a withdrawal charge which will be determined on the following basis:

      (a) FREE WITHDRAWAL AMOUNT: The free withdrawal amount in any Account Year is the greater of:

           (1) 10% of that Account Year's beginning Accumulation Account Value, or

           (2) any amounts required to be withdrawn to comply with any mandatory distribution requirements applicable to Qualified Contracts under federal law.

      (b) AMOUNT SUBJECT TO WITHDRAWAL CHARGE: For a partial withdrawal or full surrender, the amount subject to a withdrawal charge equals the amount of the partial withdrawal or full surrender, minus any of the current Account Year's remaining free withdrawal amount.

      (c) WITHDRAWAL CHARGE PERCENTAGE: The withdrawal charge percentage varies according to the number of complete Account Years occurring between the Account Year in which the Net Purchase Payment was credited to the Accumulation Account and the Account Year in which it is withdrawn.

      (d) AMOUNT OF WITHDRAWAL CHARGE: The amount of the withdrawal charge is determined by multiplying the amount subject to the withdrawal charge by the applicable withdrawal charge percentage, in accordance with the following table:

 NUMBER OF COMPLETE    WITHDRAWAL CHARGE
   ACCOUNT YEARS          PERCENTAGE
--------------------  -------------------
        0-1                   7%
         2                    6%
         3                    5%
         4                    4%
         5                    3%
         6                    2%
     7 or more                0%

      In no event shall the aggregate withdrawal charges assessed against an Accumulation Account exceed 7% of the Contract's Accumulation Account Value (See the Appendix for examples of withdrawals, withdrawal charges and the Market Value Adjustment). The Company may, upon notice to the Owner, modify the withdrawal charges under a Group Contract, provided that such modification shall apply only to Accumulation Accounts established after the effective date of such modification (See "Modification").

SECTION 403(B) ANNUITIES

      The Code imposes restrictions on cash withdrawals from Contracts used with
Section 403(b) Annuities. In order for such Contracts to receive tax deferred treatment, the Contracts must provide that cash withdrawals of amounts attributable to salary reduction contributions (other than withdrawals of Accumulation Account Value as of December 31, 1988 ("Pre-1989 Account Value")) may be made only when the Participant:

      (a)  attains age 59 1/2,

      (b)  separates from service with the employer,

      (c)  dies, or

      (d) becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These restrictions apply to any growth or interest on or after January 1, 1989 on Pre-1989 Account Value, salary reduction contributions made on or after January 1, 1989, and any growth or interest on such contributions ("Restricted Account Value").

      In cases of financial hardship, withdrawals of Restricted Account Value are permitted to the extent of contributions. Earnings on contributions cannot be withdrawn for hardship reasons. While specific rules defining hardship have not been issued by the Internal Revenue Service, it is expected that to qualify for a hardship distribution, the Participant must have an immediate and heavy bona fide financial need and lack other resources reasonably available to satisfy the need. Hardship withdrawals (as well as certain other premature withdrawals) will be subject to a 10% tax penalty, in addition to any withdrawal charge applicable under the Contract (See "Federal Tax Status"). Under certain circumstances, the 10% tax penalty may not apply if the withdrawal is made to pay medical expenses. You should consult your tax adviser.

      Under the terms of a particular Section 403(b) plan, the Participant may be entitled to transfer all or a portion of the Accumulation Account Value to one or more alternative funding options. Participants should consult the documents governing their plan and the person who administers the plan for information as to such investment alternatives.

      For information on the federal income tax withholding rules that apply to distributions from Qualified Contracts (including Section 403(b) Annuities), see "Federal Tax Status."

MARKET VALUE ADJUSTMENT

      Any cash withdrawal, other than a withdrawal effective within 30 days prior to an Expiration Date or the withdrawal of the "free withdrawal amount," is subject to a Market Value Adjustment ("MVA"). (For this purpose, transfers, death benefit distributions and amounts applied to purchase an annuity are treated as cash withdrawals.)

      The MVA reflects the relationship between the Current Rate (as defined below) for the amount being withdrawn and the Guaranteed Interest Rate applicable to the amount being withdrawn. It also reflects the time remaining in the applicable Guarantee Period. Generally, if the Guaranteed Interest Rate is lower than the applicable Current Rate, then the application of the MVA will result in a lower payment upon withdrawal. Similarly, if the Guaranteed Interest Rate is higher than the applicable Current Rate plus the "b factor" referenced below, the application of the MVA generally will result in a higher payment upon withdrawal.

      The MVA is determined by multiplying the amount being withdrawn, before deduction of any applicable withdrawal charge, by the market value adjustment factor.

      The market value adjustment factor for all Guarantee Periods, except Floating Rate Guarantee Periods, is:

                                   N/12
                      1 + I
                    ( ---------  )      -1
                      1 + J + b

where,

      I is the Guaranteed Interest Rate currently being credited to the Accumulation Account,

      J is the Guaranteed Interest Rate declared by the Company, as of the date of the application of the MVA, for current allocations to Guarantee Periods equal to the balance of the current Guarantee Period, rounded to the next higher number of complete years (the "Current Rate"),

      b is a factor which the Company will determine for a Contract and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Guarantee Period.

      In determining J, if the Company currently does not offer the applicable Guarantee Period, then the rate will be determined by linear interpolation of the current rates for Guarantee Periods that are available. If no Guarantee Periods are available to perform a linear interpolation, the Company will use an equitable method and will inform the appropriate state regulatory authority of such method.

      The market value adjustment factor for each Floating Rate Guarantee Period is:

                                       N/12
                        1 + F - X
                    ( -------------- )      -1
                      1 + F - Y + b

where,

      F is the Floating Rate currently being used to determine the Guaranteed Interest Rate for the Floating Rate Guarantee Period;

      X is the Floating Rate Spread in effect during the current Floating Rate Guarantee Period,

      Y is the Floating Rate Spread, as of the date of the application of the MVA, for current allocations to new Floating Rate Guarantee Periods equal to the balance of the current Floating Rate Guarantee Period, rounded up to the next higher number of complete years,

      b is a factor which the Company will determine for a Contract and which is set forth on the Contract Specifications Page or the Certificate Specifications Page (as appropriate) and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Floating Rate Guarantee Period.

      In the determination of Y, if the Company currently does not offer the applicable Floating Rate Guarantee Period, then the rate will be determined by using the next longer Floating Rate Guarantee Period that is available. If the Company currently does not offer a longer Floating Rate Guarantee Period, the Company will determine, in an equitable manner and in its sole discretion, the value of Y.

      The b factor currently is zero (0).

      See the Appendix for examples of the application of the MVA.

                                 DEATH BENEFIT

DEATH BENEFIT PROVIDED BY THE CONTRACT

      - If the Participant dies while the Contract is in effect and prior to the Annuity Commencement Date, the Company will, upon receipt of Due Proof of Death of the Participant, pay a death benefit to the Beneficiary.

      - If the designated Beneficiary does not survive the Participant, the Company will, upon receipt of Due Proof of Death of the Participant and/or the Beneficiary, if applicable, pay the death benefit in one sum to the estate of the deceased Participant.

      - If the Annuitant dies on or after the Annuity Commencement Date, no death benefit will be payable under the Contract, except as may be provided under the elected Annuity Option.

      - If the Participant is not a natural person, the Annuitant is considered the "Participant" for purposes of the death benefit provided by the Contract.

ELECTION AND EFFECTIVE DATE OF ELECTION

      During your lifetime and prior to the Annuity Commencement Date, you may elect to have the death benefit applied under one or more of the Annuity Options available under the Contract to effect a Fixed Annuity for the Beneficiary as Payee after your death. The Annuity Option chosen must comply with Section 72(s) of the Code.

      If no method of settlement of the death benefit is in effect on the date of your death, the Beneficiary may elect either: (a) to receive the death benefit in the form of a single cash payment, or (b) to have the death benefit applied under one or more of the Annuity Options (on the Annuity Commencement Date described under "Payment of Death Benefit") to effect a Fixed Annuity for the Beneficiary as Payee. Either election may be made, or subsequently revoked, by filing with the Company at its Annuity Service Mailing Address, a written election or revocation of an election in such form as the Company may require. Any election or revocation of an election of a method of settlement of the death benefit by the Participant will become effective on the date the Company receives it. For the purposes of the "Payment of Death Benefit" and "Amount of Death Benefit" sections of this Prospectus, any election by the Participant of a method of settlement of the death benefit which is in effect on the date of the Participant's death will be deemed effective on the date the Company receives Due Proof of Death of the Participant.

      Any election of a method of settlement of the death benefit by the Beneficiary will become effective on the later of: (a) the date the election is received by the Company, or (b) the date Due Proof of Death of the Participant is received by the Company. If an election by the Beneficiary is not received by the Company within 60 days following the date Due Proof of Death of the Participant is received by the Company, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

      In all cases, no Participant or Beneficiary shall be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code. (See "Death of Participant").

DEATH OF PARTICIPANT

      If a Participant under a Non-Qualified Contract dies prior to the Annuity Commencement Date, the death benefit must be distributed to the "designated beneficiary" (as defined below) either: (a) within five years after the date of death of the Participant, or (b) as an annuity over some period not greater than the life or expected life of the designated beneficiary, with annuity payments beginning within one year after the date of death of the Participant. For this purpose (and for purposes of Section 72(s) of the Code), the person named as Beneficiary shall be considered the designated beneficiary, and if no person then living has been so named, then the Annuitant shall automatically be the designated beneficiary. If the designated beneficiary is the surviving spouse of the deceased Participant, the spouse can elect to continue the Contract in the spouse's own name as Participant, in which case these mandatory distribution requirements will apply on the spouse's death.

      If the Payee dies on or after the Annuity Commencement Date and before the entire Accumulation Account has been distributed, the remaining portion of such Accumulation Account, if any, must be distributed at least as rapidly as the method of distribution then in effect.

      In any case where a non-natural person is the holder of the Contract for the purposes of Section 72(s) of the Code, (a) the distribution requirements described above shall apply upon the death of any Annuitant, and (b) a change in any Annuitant shall be treated as the death of an Annuitant.

      In no cases shall a Participant or Beneficiary be entitled to exercise any rights that would adversely affect the treatment of the Contract as an annuity contract under the Code.

      Any distributions upon the death of a Participant under a Qualified Contract will be subject to the laws and regulations governing the particular retirement or deferred compensation plan in connection with which the Qualified Contract was issued.

PAYMENT OF DEATH BENEFIT

      If the Participant has elected settlement under one or more of the Annuity Options available under the Contract:

      - the Annuity Commencement Date will be the first day of the calendar month following the Death Benefit Date, and

      - the Accumulation Account will be maintained in effect until the Annuity Commencement Date.

      If the death benefit is to be paid in cash to the Beneficiary, payment will be made within seven calendar days of the Death Benefit Date.

AMOUNT OF DEATH BENEFIT

      The death benefit is determined by the Company as of the Death Benefit
Date.

      - If the Participant was age 85 or less on the Date of Coverage, the death benefit equals the greater of:

            (1)  the Accumulation Account Value on the Death Benefit Date; or

            (2) the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date.

        For the purposes of determining the amount payable under (2), the Accumulation Account Value will be adjusted by the difference between
        (2) and (1).

      - If the Participant was age 86 or older on the Date of Coverage, the death benefit is equal to the amount which would have been payable in the event of a full surrender of the Contract on the Death Benefit Date. The Accumulation Account Value will be adjusted to equal such amount.

                               ANNUITY PROVISIONS

ANNUITY COMMENCEMENT DATE

      Annuity payments begin on the Annuity Commencement Date which you select. The Annuity Commencement Date may not be sooner than the first day of the second calendar month following the Date of Coverage. If no such date has been specified, the Annuity Commencement Date will be the first day of the first month following the Annuitant's 90th birthday.

      If more than one person is named as Annuitant, due to the designation of a Co-Annuitant, the Annuity Commencement Date will be no later than the first day of the first month following the 90th birthday of the youngest of the named Annuitants. In most situations, current law requires that the Annuity Commencement Date under a Qualified Contract be no later than April 1 following the year the Annuitant reaches age 70 1/2 (or, for Qualified Contracts other than IRAs, no later than April 1 following the year the Annuitant retires, if later than the year the Annuitant reaches age 70 1/2). The terms of your particular retirement plan may impose additional limitations.

      You may change your Annuity Commencement Date from time to time by written notice to the Company in such form as the Company may require, provided that the Company receives notice of each change at least 30 days prior to the then current Annuity Commencement Date and the new Annuity Commencement Date is a date which is:

          (a) at least 30 days after the date notice of the change is received by the Company;

          (b)  the first day of a month; and

          (c) not later than the first day of the first month following the Annuitant's 90th birthday, unless otherwise restricted, in the case of a Qualified Contract, by the particular retirement plan or by applicable law, or unless waived by the Company.

      The Annuity Commencement Date may also be changed by your election of an Annuity Option (See "Death Benefit").

      On the Annuity Commencement Date, your Accumulation Account will be canceled and its adjusted value will be applied to provide an annuity under one or more of the options described under the heading "Annuity Options," below. No withdrawal charge will be imposed upon amounts applied to purchase an annuity, except that period certain annuities of less than ten years may incur a withdrawal charge. A Market Value Adjustment may apply (See "Determination of Annuity Payments").

      No payments may be requested under the Contract's cash withdrawal provisions on or after the Annuity Commencement Date and no cash withdrawal will be permitted except as may be available under the Annuity Option elected by you.

      Since the Contracts may be issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408, or 408A of the Code, as well as certain non-qualified plans, you should refer to the terms of your particular retirement plan for any limitations or restrictions on the Annuity Commencement Date.

ELECTION/CHANGE OF ANNUITY OPTION

      During the lifetime of the Participant and prior to the Annuity Commencement Date, the Participant may elect to one or more of the Annuity Options described below, or such other settlement option as may be agreed to by the Company, for the Annuitant as Payee. The Participant may also change any election, but written notice of any election or change of election must be received by the Company at least 30 days prior to the Annuity Commencement Date. If no election is in effect on the 30th day before the Annuity Commencement Date, Annuity Option B, for a Life Annuity with 120 monthly payments certain, will be determined to have been elected. If there is no election of a sole Annuitant in effect on the 30th day before the Annuity Commencement Date, the person designated as Co-Annuitant will be the Payee under the applicable Annuity Option.

      Annuity Options may also be elected by the Participant or the Beneficiary (See "Death Benefit").

      You should refer to the terms of your particular retirement plan and any applicable legislation for any limitations or restrictions on the Annuity Options which may be elected.

      You should be aware that no change of Annuity Option is permitted after the Annuity Commencement Date.

ANNUITY OPTIONS

      No lump sum settlement option is available under the Contract. You may surrender your Contract prior to the Annuity Commencement Date. Upon surrender, any applicable surrender charge and Market Value Adjustment may will be deducted from the cash withdrawal payment and a Market Value Adjustment, if applicable, will be applied.

      ANNUITY OPTION A. LIFE ANNUITY: Monthly payments during the lifetime of the Payee. This option offers a higher level of monthly payments than Annuity Options B or C because no further payments are payable after the death of the Payee and there is no provision for a death benefit payable to a Beneficiary.

      ANNUITY OPTION B. LIFE ANNUITY WITH 60, 120, 180 OR 240 MONTHLY PAYMENTS
CERTAIN: Monthly payments during the lifetime of the Payee and in any event for 60, 120, 180 or 240 months certain, as elected. The election of a longer period certain results in smaller monthly payments than would be the case if a shorter period certain were elected. In the event of the death of the Payee under this option, the Contract provides that the Company will pay any remaining payments to the Payee's designated beneficiary. If there is no designated beneficiary entitled to the remaining payments then living, the discounted value of the remaining payments, if any, will be calculated and paid in one sum to the deceased Payee's estate. In addition, any Beneficiary who becomes entitled to any remaining payments under this option may elect to receive the discounted value of the amounts due under this option in one sum. In the event of the death of the Beneficiary who has become entitled to receive any remaining payments under an Annuity Option, the Company will pay the discounted value of such remaining payments, in one sum, to the deceased Beneficiary's estate.

      ANNUITY OPTION C. JOINT AND SURVIVOR ANNUITY: Monthly payments payable during the joint lifetime of the Payee and a designated second person and during the lifetime of the survivor. During the lifetime of the survivor, monthly payments will be determined using the percentage chosen at the time of election of this option.

      ANNUITY OPTION D. MONTHLY PAYMENTS FOR A SPECIFIED PERIOD CERTAIN: Monthly payments for a specified period of time (at least five years but not exceeding 30 years), as elected. In the event of the death of the Payee under this option, the Contract provides that, as described under Annuity Option B above, in certain circumstances the discounted value of the remaining payments, if any, will be calculated and paid in one sum.

DETERMINATION OF ANNUITY PAYMENTS

      On the Annuity Commencement Date the Accumulation Account will be canceled and its adjusted value will be applied to provide a Fixed Annuity. The adjusted value will equal:

          (1) the Accumulation Account Value on the date immediately preceding the Annuity Commencement Date, plus or minus

          (2)  any applicable Market Value Adjustment, and minus

          (3)  any applicable premium taxes or similar taxes.

      Amounts applied to provide period certain annuities of less than ten years under Annuity Options B and D will also be reduced by any applicable withdrawal charges.

      If the amount to be applied under any annuity option is less than $10,000, or if the first annuity payment payable in accordance with such option is less than $50, the Company will pay the amount to be applied in a single payment to the Payee.

      The dollar amount of each fixed annuity payment will be determined by the Company in accordance with the Annuity Payment Rates found in the Contract. Such Annuity Payments Rates are based on the Minimum Average Interest Rate, or, if more favorable to the Payee(s), in accordance with the Annuity Payment Rates published by the Company and in use on the Annuity Commencement Date.

ANNUITY PAYMENT RATES

      The Contract contains Annuity Payment Rates for each Annuity Option. The rates show, for each $1,000 applied, the dollar amount of the monthly fixed annuity payment, when this payment is based on the Minimum Average Interest Rate. The Company may change these rates for any Accumulation Accounts established after the effective date of such change (See "Modification").

      The Contract also describes the method of determining the adjusted age of the Payee. The mortality table used in determining the annuity payment rates for Annuity Options A, B and C is the 1983 Individual Annuitant Mortality Table.

      Participants should be aware that annuity payment rates may vary according to the Annuity Option elected and the adjusted age of the Payee.

                           OTHER CONTRACT PROVISIONS

DESIGNATION AND CHANGE OF BENEFICIARY

      The Beneficiary designation made by you will remain in effect until you change it.

      Subject to the rights of an irrevocably designated Beneficiary, you may change or revoke the designation of a Beneficiary. Any such change or revocation must be filed with the Company and shall be in such form as the Company may require. The change or revocation of a Beneficiary designation will not be binding upon the Company until the Company receives it. When the Company receives a change or revocation of a Beneficiary, such change or revocation will be effective as of the date on which you signed it; however, the Company is not liable for any payment made or action taken by the Company before the Company received the change or revocation.

      You should refer to the terms of your particular retirement plan and any applicable legislation for any restrictions on the Beneficiary designation.

EXERCISE OF CONTRACT RIGHTS

      An Individual Contract shall belong to the individual Participant to whom the Contract is issued. A Group Contract shall belong to the Owner. In the case of a Group Contract, all Contract rights and privileges may be expressly reserved by the Owner, failing which, each Participant shall be entitled to exercise such rights and privileges. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated Beneficiary) or any other person. Such rights and privileges may be exercised only during the Participant's lifetime and prior to the Annuity Commencement Date, except as otherwise provided in the Contract.

      The Annuitant becomes the Payee on and after the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of the Participant prior to the Annuity Commencement Date or upon the death of the Annuitant after the Annuity Commencement Date. Such Payees may thereafter exercise such rights and privileges, if any, of ownership which continue under the Contract.

CHANGE OF OWNERSHIP

      Ownership of a Qualified Contract may only be transferred to:

          (a)  the Annuitant;

          (b) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Code;

          (c) the employer of the Annuitant, provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Code for the benefit of the Annuitant;

          (d) the trustee of an individual retirement account plan qualified under Section 408 of the Code for the benefit of the Participants under a Group Contract; or

          (e) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued.

      Subject to the foregoing, a Qualified Contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

      Ownership of a Non-Qualified Contract may be changed prior to the Annuity Commencement Date by filing written notification with the Company at its Annuity Service Mailing Address; and each Participant, in like manner, may change the ownership interest in a Contract. When such notification is received by the Company, the change will be effective as of the date on which the request for change was signed by the Owner or Participant, as appropriate, but the change will be without prejudice to the Company on account of any payment made or any action taken by the Company prior to receiving the change.

      A change of ownership will not be binding upon the Company until the Company receives written notification of such change.

PERIODIC STATEMENTS

      During the Accumulation Period, the Company will mail to you, at least once during each Account Year, a statement showing the value of your Accumulation Account. Such statement shall be accurate as of a date not more than two months previous to the mailing date. The Company will also mail such other statements reflecting transactions in your Accumulation Account as may be required by law.

      These periodic statements contain important information concerning any transactions in your Accumulation Account. It is your obligation to review each statement carefully. If you find any error or discrepancy in the information presented therein, you should report it to the Company, at the address or telephone number provided on the statement, within 60 days of the date of such statement. Unless the Company receives notice of any such error or discrepancy from you within such 60 day period, the Company may not be responsible for correcting the error.

MODIFICATION

      Upon notice to you, the Company may modify a Contract if such modification:

        (i) is necessary to ensure compliance with applicable laws or regulations to which the Company is subject; or

        (ii) is necessary to assure continued qualification of the Contract under the Code or other federal or state laws relating to retirement annuities or annuity contracts; or

        (iii)  provides additional fixed accumulation options; or

        (iv) is otherwise in the best interests of Owners or Participants, as applicable.

The Company will not modify the Contract without first notifying the Participant, in the case of an Individual Contract, and the Owner and Participant(s), in the case of a Group Contract (or the Payee(s) during the annuity period). In the event of any such modification, the Company may make appropriate endorsement in the Contract to reflect the modification.

      In addition, the Company may modify a Group Contract to impose a charge for maintenance of the Contract or to change the withdrawal charges, the tables used in determining the amount of the guaranteed annuity payments and the formula used to calculate the Market Value Adjustment, provided that the modification shall apply only to Accumulation Accounts established after the effective date of such modification. In order to exercise its modification rights in these particular instances, the Company will provide the Owner with written notice of the modification. The notice shall specify the effective date of the modification, which must be at least 60 days following the date on which the Company mails the notice of modification. All of the charges and the annuity tables which are provided in the Group Contract prior to any such modification will remain in effect permanently, unless improved by the Company, with respect to Accumulation Accounts established prior to the effective date of such modification.

DISCONTINUANCE OF NEW PARTICIPANTS

      The Company may limit or discontinue the acceptance of new Applications and the issuance of new Certificates under a Group Contract upon 30 days' prior written notice to the Owner. Such limitation or discontinuance shall have no effect on rights or benefits with respect to any Accumulation Accounts established under such Group Contract prior to the effective date of the limitation or discontinuance.

RIGHT TO RETURN

      If you are not satisfied with your Contract, you may return the Contract to the Annuity Service Mailing Address, within ten days after it was delivered to you. Generally, upon receiving the returned Contract, the Company will cancel it and your Accumulation Account Value at the end of the Valuation Period during which the Contract was received by the Company will be refunded to you. However, if applicable state law so requires, the "free look" period may be greater than ten days, the Purchase Payment may be refunded, and alternative methods of returning the Contract may be acceptable.

      With respect to Individual Retirement Accounts, the Code requires the Company to furnish a Participant establishing an Individual Retirement Account ("IRA") with a disclosure statement containing certain information about the Contract and applicable legal requirements. This statement must be furnished on or before the date the IRA is established. If the Participant is furnished with such disclosure statement before the seventh day preceding the date the IRA is established, the Participant will not have any right of revocation. If the disclosure statement is furnished after the seventh day preceding the establishment of the IRA, then the Participant may give a notice of revocation to the Company at any time within seven days after the date on which the Contract becomes effective. Upon such revocation, the Company will refund the Purchase Payment made by the Participant. This right of revocation is in addition to the return privilege set forth in the preceding paragraph. The Company will allow a Participant establishing an IRA a "ten day free-look," notwithstanding the provisions of the Code.

PREMIUM TAXES

      A deduction, when applicable, is made for premium taxes or similar state or local taxes. The amount of such applicable tax varies by jurisdiction and may, from time to time, be changed by the legislature or other authority. In many jurisdictions, there is no premium tax at all. The Company believes that such premium taxes or similar taxes currently range from 0% to 3.5%. For more complete information, you should consult a tax adviser. The Company's current policy is to deduct any applicable tax from the amount applied to provide an annuity at the time annuity payments commence. However, the Company reserves the right to deduct such taxes on or after the date they are incurred.

                               FEDERAL TAX STATUS

INTRODUCTION

      The Contract is designed for use by personal retirement plans and employer, association and other group retirement plans under the provisions of Sections 401 (including Section 401(k)), 403, 408(b), 408(c), 408(k), 408(p) and
408A of the Internal Revenue Code (the "Code"), as well as non-qualified retirement plans. The ultimate effect of federal income taxes may depend upon the type of retirement plan for which the Contract is purchased, among other factors. The following discussion is general in nature, is based upon the Company's understanding of current federal income tax laws, and is not intended as tax advice. Congress may enact legislation affecting the tax treatment of annuity contracts, which could be applied retroactively to Contracts purchased before the date of enactment. Also, because the Code is not in force in the Commonwealth of Puerto Rico, some references in this discussion will not apply to Contracts issued in Puerto Rico. Any person contemplating the purchase of a Contract should consult a qualified tax adviser.

      Participants should be aware that the Company does not make any guarantee regarding the federal, state or local tax status of any Contract or any transaction involving the Contracts.

TAX TREATMENT OF THE COMPANY

      The Company is taxed as a life insurance company under Subchapter L of the Code.

TAXATION OF ANNUITIES IN GENERAL

      The Purchase Payment made under a Non-Qualified Contract is not deductible from the Participant's income for federal income tax purposes. Participants under Qualified Contracts should consult a tax adviser regarding the tax treatment of Purchase Payments.

      Generally, no taxes are imposed on the increase in the value of a Contract until a distribution occurs, either as an annuity payment or as a cash withdrawal or lump-sum payment prior to the Annuity Commencement Date. However, corporate Owners and Participants and other Owners and Participants that are not natural persons are subject to taxation on the annual increase in value of a Non-Qualified Contract, unless the non-natural person holds the Contract as agent for a natural person (for example, a bank holding a Contract as trustee under a trust agreement). The taxation of annuities held by non-natural persons does not apply to earnings accumulated under an "immediate annuity," which the Code defines as a single premium contract with an annuity commencement date within one year of the date of purchase. Also, the Internal Revenue Service might assert that Owners or Participants under both Qualified Contracts and Non-Qualified Contracts annually receive, and are subject to tax on, a deemed distribution equal to the cost of any life insurance benefit provided by the Contracts.

      The following discussion applies to both Individual Contracts and Group Contracts. Because the Code is unclear in its application to a group annuity contract where the owner is distinct from the individuals who receive the contract benefits, the discussion as applied to the Group Contracts is the Company's best understanding of the operation of the Code in the context of group contracts. However, Owners and Participants should consult a qualified tax adviser.

      Under a Non-Qualified Contract, a partial cash withdrawal (I.E., a withdrawal of less than the entire Accumulation Account Value) before the Annuity Commencement Date is treated first as a withdrawal from the increase in the Accumulation Account Value, rather than as a return of the Purchase Payment. The amount of the withdrawal allocable to this increase is includible in the Participant's income and is subject to tax at ordinary income rates. If part or all of an Accumulation Account Value is assigned or pledged as collateral for a loan, the amount assigned or pledged must be treated as if it were withdrawn from the Contract.

      In the case of annuity payments under a Non-Qualified Contract occuring after the Annuity Commencement Date, a portion of each payment is treated as a nontaxable return of the Purchase Payment. The nontaxable portion is determined by applying an "exclusion ratio" to each annuity payment. An exclusion ratio, in general, is the ratio that the total amount the Participant paid for the Contract bears to the Payee's expected return under the Contract. The remainder of the payment is taxable at ordinary income rates.

      The total amount that a Payee may exclude from income through application of the "exclusion ratio" is limited to the amount the Participant paid for the Contract. If the Annuitant survives for his full life expectancy, so that the Payee recovers the entire amount paid for the Contract, any subsequent annuity payments will be fully taxable as income. Conversely, if the Annuitant dies before the Payee recovers the entire amount paid, the Payee will be allowed a deduction for the unrecovered amount of the Purchase Payment.

      Taxable cash withdrawals and lump-sum payments from Non-Qualified Contracts may be subject to a penalty tax equal to 10% of the amount treated as taxable income. This 10% penalty also may apply to certain annuity payments. This penalty will not apply in certain circumstances (such as where the distribution is made upon the death of the Participant). The withdrawal penalty also does not apply to distributions under an immediate annuity (as defined above).

      In the case of Qualified Contracts, distributions generally are taxable and distributions made prior to age 59 1/2 are subject to a 10% penalty tax, although this penalty tax will not apply in certain circumstances. Certain distributions, known as "eligible rollover distributions," if rolled over to certain other qualified retirement plans (either directly or after being distributed to the Participant or Payee), are not taxable until distributed from the plan to which they are rolled over. In general, an "eligible rollover distribution" is any taxable distribution other than a hardship distribution or a distribution that is part of a series of payments made for life or for a specified period of ten years or more.

      Owners, Participants, Annuitants, Payees and Beneficiaries should seek qualified advice about the tax consequences of distributions, withdrawals, rollovers and payments under the retirement plans in connection with which the Contracts are purchased.

      If the Participant under a Non-Qualified Contract dies, the value of the Contract generally must be distributed within a specified period (See "Death Benefit"). For Contracts owned by non-natural persons, a change in the Annuitant is treated as the death of the Participant.

      A Participant under Qualified Contract should refer to the terms of the applicable retirement plan and consult a tax adviser regarding distribution requirements upon the death of the Participant.

      The transfer of a Non-Qualified Contract by gift (other than to the Participant's spouse) is treated as the receipt by the Participant of income in an amount equal to the Accumulation Account Value minus the total amount paid for the Contract.

      The Company will withhold and remit to the U.S. Government a part of the taxable portion of each distribution made under a Non-Qualified Contract or under a Qualified Contract issued for use with an individual retirement account, unless the Participant or Payee provides his or her taxpayer identification number to the Company and notifies the Company (in the manner prescribed) before the time of the distribution that he or she chooses not to have any amounts withheld.

      In the case of distributions from a Qualified Contract (other than distributions from a Contract issued for use with an individual retirement account), the Company or the plan administrator is required to withhold and remit to the U.S. Government 20% of each distribution that is an eligible rollover distribution (as defined above), unless the Participant or Payee elects to make a direct rollover of the distribution to another qualified retirement plan that is eligible to receive the rollover. If a distribution from a Qualified Contract is not an eligible rollover distribution, then the Participant or Payee can choose not to have amounts withheld as described above for Non-Qualified Contracts and Qualified Contracts issued for use with individual retirement accounts.

      Amounts withheld from any distribution may be credited against the Participant's or Payee's federal income tax liability for the year of the distribution.

      THE FOLLOWING INFORMATION SHOULD BE CONSIDERED ONLY WHEN AN IMMEDIATE ANNUITY CONTRACT AND A DEFERRED ANNUITY CONTRACT ARE PURCHASED TOGETHER: The Company understands that the Treasury Department is in the process of reconsidering the tax treatment of annuity payments under an immediate annuity contract (as defined above) purchased together with a deferred annuity contract. The Company believes that any adverse change in the existing tax treatment of such immediate annuity contracts is likely to be prospective, that is, it would not apply to contracts issued before such a change is announced. However, there can be no assurance that any such change, if adopted, would not be applied retroactively.

QUALIFIED RETIREMENT PLANS

      The Qualified Contracts are designed for use with several types of qualified retirement plans. The tax rules applicable to participants in such qualified retirement plans vary according to the type of plan and its terms and conditions. Therefore, this discussion does not attempt to provide more than general information about the use of the Qualified Contracts with the various types of qualified retirement plans. Participants under such plans as well as Owners, Annuitants, Payees and Beneficiaries are cautioned that the rights of any person to any benefits under these plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Qualified Contracts issued in connection therewith. These terms and conditions may include restrictions on, among other things, ownership, transferability, assignability, contributions and distributions. Any person contemplating the purchase of a Qualified Contract should consult a qualified tax adviser. In addition, Owners, Participants, Payees, Beneficiaries and administrators of qualified retirement plans should consider and consult their tax advisers concerning whether the death benefit payable under the Contract affects the qualified status of their retirement plan. Following are brief descriptions of various types of qualified retirement plans and the use of the Qualified Contracts in connection therewith.

PENSION AND PROFIT-SHARING PLANS

      Sections 401(a), 401(k) and 403(a) of the Code permit business employers and certain associations to establish various types of retirement plans for employees. The Tax Equity and Fiscal Responsibility Act of 1982 eliminated most differences between qualified retirement plans of corporations and those of self-employed individuals. The Contract may be purchased by those who would have been covered under the rules governing old H.R. 10 (Keogh) Plans, as well as by corporate plans. Such retirement plans may permit the purchase of Qualified Contracts to provide benefits under the plans. Employers intending to use the Qualified Contracts in connection with such plans should seek qualified advice in connection therewith.

TAX-SHELTERED ANNUITIES

      Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to purchase annuity contracts and, subject to certain limitations, exclude the amount of purchase payments from gross income for tax purposes. Such annuity contracts are commonly referred to as "Tax-Sheltered Annuities." Purchasers of the Qualified Contracts for such purposes should seek qualified advice as to eligibility, limitations on permissible amounts of Purchase Payments and tax consequences of distributions (See "Section 403(b) Annuities").

INDIVIDUAL RETIREMENT ACCOUNTS

      Sections 219 and 408 of the Code permit eligible individuals to contribute to an individual retirement program (including Simplified Employee Pension Plans, Employer/Association of Employees Established Individual Retirement Account Trusts, and Simple Retirement Accounts) known as an Individual Retirement Account ("IRA"). These IRAs are subject to limitations on the amount that may be contributed, the persons who may be eligible, and the time when distributions may commence. In addition, certain distributions from some other types of retirement plans may be placed on a tax-deferred basis in an IRA.

      Sales of the Contract for use with IRAs may be subject to special requirements imposed by the Internal Revenue Service. The Company will provide purchasers of Contracts to be used in connection with IRAs with such supplementary information as may be required by the Internal Revenue Service or other appropriate agency. Additionally, purchasers of Contracts to be used in connection with IRAs will have the right to revoke their Contracts under certain circumstances (See "Right to Return Contract").

ROTH IRAS

      Section 408A of the Code permits an individual to contribute to an individual retirement program called a Roth IRA. Unlike contributions to a regular IRA under Section 408 of the Code, contributions to a Roth IRA are not made on tax-deferred basis. However, distributions are tax-free, provided certain requirements are satisfied. Like regular IRAs, Roth IRAs are subject to limitations on the amount that may be contributed and the time when distributions may commence. A regular IRA may be converted into a Roth IRA and the resulting income may be spread over four years if the conversion occurs before January 1, 1999. The Company will provide to purchasers of the Contracts to be used in connection with Roth IRAs such supplementary information as may be required by the Internal Revenue Service or other appropriate agency.

                         DISTRIBUTION OF THE CONTRACTS

      The Contracts are offered by the Company on a continuous basis. The Contracts are sold by licensed insurance agents in those states where the Contracts may be lawfully sold. The agents are registered representatives of broker-dealers registered under the Securities Exchange Act of 1934. The broker-dealers are members of the National Association of Securities Dealers, Inc. and have entered into distribution agreements with the Company and the General Distributor, Clarendon Insurance Agency, Inc. ("Clarendon"), One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481. Clarendon is a wholly-owned subsidiary of the Company and is registered as a broker-dealer with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Clarendon is a member of the National Association of Securities Dealers, Inc. and acts as the general distributor of certain other annuity contracts issued by the Company and its wholly-owned subsidiary, Sun Life Insurance and Annuity Company of New York, and variable life insurance contracts issued by the Company.

      Commissions and other distribution compensation with respect to the Contracts will be paid by the Company and will not be more than 5.75% of the Purchase Payment. Commissions will not be paid with respect to Accumulation Accounts established for the personal account of employees of the Company or any of its affiliates, or of persons engaged in the distribution of the Contracts, or of immediate family members of such employees or persons. In addition, commissions may be waived or reduced in connection with certain transactions (See "Waivers, Reduced Charges; Credits; Bonus Guaranteed Interest Rates").

      In addition to commissions, the Company may provide additional promotional incentives, in the form of cash or other compensation. In some instances, these incentives may be offered only to certain broker-dealers that sell or are expected to sell during specified time periods certain minimum amounts of the Contracts or other contracts offered by the Company.



                    ADDITIONAL INFORMATION ABOUT THE COMPANY


GENERAL


      The Company is engaged in the sale of individual variable life insurance and individual and group fixed and variable annuities. These products are sold in both the tax qualified and non-tax qualified markets and distributed through individual insurance agents, insurance brokers and broker-dealers.


      The following table sets forth premiums and deposits by major product categories for each of the last three years. See notes to financial statements for industry segment information.


                                    1998          1997          1996
                                ------------  ------------  ------------
                                             (IN THOUSANDS)
Individual insurance products   $    155,907  $    204,670  $    207,845
Retirement products             $  2,194,895  $  2,204,693  $  1,834,327
                                ------------  ------------  ------------
                                $  2,350,802  $  2,409,363  $  2,042,172
                                ------------  ------------  ------------
                                ------------  ------------  ------------



SELECTED FINANCIAL DATA



      The following selected financial data for the Company should be read in conjunction with the statutory financial statements of the Company and notes thereto included in this Prospectus beginning on page 45.



                                                                     FOR THE YEARS ENDED DECEMBER 31
                                                     ---------------------------------------------------------------
                                                        1998         1997         1996         1995         1994
                                                     -----------  -----------  -----------  -----------  -----------
                                                                             (IN THOUSANDS)
 Revenues
   Premiums, annuity deposits and other revenue      $ 2,581,463  $ 2,623,629  $ 2,215,322  $ 1,883,901  $ 1,997,525
   Net investment income and realized gains              187,208      298,121      310,172      315,966      312,583
                                                     -----------  -----------  -----------  -----------  -----------
                                                       2,768,671    2,921,750    2,525,494    2,199,867    2,310,108
                                                     -----------  -----------  -----------  -----------  -----------
 Benefits and expenses
   Policyholder benefits                               2,416,950    2,579,104    2,232,528    1,995,208    2,102,290
   Other expenses                                        214,607      206,065      175,342      150,937      186,892
                                                     -----------  -----------  -----------  -----------  -----------
                                                       2,631,557    2,785,169    2,407,870    2,146,145    2,289,182
                                                     -----------  -----------  -----------  -----------  -----------
 Operating gain                                          137,114      136,581      117,624       53,722       20,926
 Federal income tax expense (benefit)                     11,713        7,339       (5,400)      17,807       19,469
                                                     -----------  -----------  -----------  -----------  -----------
 Net income                                          $   125,401  $   129,242  $   123,024  $    35,915  $     1,457
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
 Assets                                              $16,902,621  $15,925,357  $13,621,952  $12,359,683  $10,117,822
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------
 Surplus notes                                       $   565,000  $   565,000  $   315,000  $   650,000  $   335,000
                                                     -----------  -----------  -----------  -----------  -----------
                                                     -----------  -----------  -----------  -----------  -----------



See Item 1 for the effect of the reinsurance agreements on net income.



See Note 1 to financial statements for changes in accounting principles and reporting.



See discussion in Management's Discussion and Analysis of Financial Conditions and Results of Operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



CAUTIONARY STATEMENT



      This Prospectus includes forward looking statements by the Company under the Private Securities Litigation Reform Act of 1995. These statements are not matters of historical fact; they relate to such topics as future product sales, Year 2000 compliance, volume growth, market share, market risk and financial goals. It is important to understand that these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those that the statements anticipate. These risks and uncertainties may concern, among other things:



      - The Company's ability to identify and address Year 2000 issues successfully, in a timely manner, and at reasonable cost. They also may concern the ability of the Company's vendors, suppliers, other service providers, and customers to successfully address their own Year 2000 issues in a timely manner.



      - Heightened competition, particularly in terms of price, product features, and distribution capability, which could constrain the Company's growth and profitability.



      -  Changes in interest rates and market conditions.



      -  Regulatory and legislative developments.



      -  Developments in consumer preferences and behavior patterns.



RESULTS OF OPERATIONS



NET INCOME



    Net income decreased by $3.8 million to $125.4 million in 1998, reflecting an increase of $22.5 million in income from operations and a decrease of $26.3 million in net realized capital gains. (In the following discussion, "income from operations" refers to the statutory statement of operations line item, net gain from operations after dividends to policyholders and federal income tax and before realized capital gains.)



      Income from operations increased from $102.5 million in 1997 to $125.0 million in 1998, mainly as a result of the following factors:



      - A $16.7 million increase, to $31.4 million in 1998, in the income from operations from the Company's Retirement Products and Services segment. (This is discussed in the "Retirement Products and Services Segment" section below.)



      - The effect of terminating certain reinsurance agreements with the Company's ultimate parent. The termination of these agreements was the predominant factor in the $71.1 million increase in income from operations for the Company's Individual Insurance segment.



      - The effects of the Company's December 1997 reorganization (described in the "Corporate Segment" section below), as a result of which Massachusetts Financial Services Company ("MFS") was no longer a subsidiary of the Company. As a result of this reorganization, dividends from subsidiaries were lower in 1998 than in 1997 and certain subsidiary tax benefits were no longer available to the Company. Also affecting income from operations for the Corporate segment in 1998 was that income earned on the proceeds of a December 1997 issuance of a $250 million surplus note was lower than the related interest expense.



      Net realized capital gains decreased from $26.7 million in 1997 to $0.4 million in 1998. This change also reflected the Company's reorganization, as a result of which the Company had a realized capital gain of $21.2 million in 1997.



      Net income increased by $6.2 million to $129.2 million in 1997, as compared to 1996 reflecting a decrease of $15.6 million in income from operations and an increase of $21.8 million in net realized capital gains.

      Income from operations decreased from $118.2 million in 1996 to $102.5 million in 1997, mainly as a result of the following factors:



      - A $7.6 million decrease, to $14.7 million, in income from operations from the Company's Retirement Products and Services segment. (This is discussed in the "Retirement Products and Services Segment" section below.)



      - An increase of $6.5 million, compared to 1996, in the effects of the reinsurance arrangements between the Company and its ultimate parent.



      - A decrease, by approximately $9 million, in dividends from subsidiaries, as well as higher taxes and expenses in the Corporate segment.



      As noted above, the $21.9 million increase in net realized capital gains, from $4.8 million in 1996 to $26.7 million in 1997, was caused mainly by the December 1997 Company reorganization, as a result of which the Company had a realized capital gain of $21.2 million in 1997.



INCOME FROM OPERATIONS BY SEGMENT



    The Company's income from operations reflects the operations of its three business segments: the Retirement Products and Services segment, the Individual Insurance segment and the Corporate segment. The following table provides a summary:



                       INCOME FROM OPERATIONS BY SEGMENT*
                                ($ IN MILLIONS)



                                                                                                          % CHANGE
                                                                                                 --------------------------
                                                                  1998       1997       1996      1998/1997     1997/1996
                                                                ---------  ---------  ---------  ------------  ------------
Individual Insurance                                                 89.1       18.0       11.5       395.0%         56.5%
Retirement Products and Services                                     31.4       14.7       22.3       113.6%        (34.1)%
Corporate                                                             4.5       69.8       84.4       (93.6)%       (17.3)%
                                                                ---------  ---------  ---------       -----         -----
                                                                    125.0      102.5      118.2        22.0%        (13.3)%
                                                                ---------  ---------  ---------       -----         -----
                                                                ---------  ---------  ---------       -----         -----



*Before realized capital gains



      These results are discussed more fully below.



RETIREMENT PRODUCTS AND SERVICES SEGMENT



    The Retirement Products and Services segment focuses on the savings and retirement needs of those preparing for retirement or those who have already retired. It primarily markets to upscale consumers in the U.S., selling individual and group fixed and variable annuities. Its major product lines, "Regatta" and "Futurity," are combination fixed/variable annuities. In these combination annuities, contract holders have the choice of allocating payments either to a fixed account, which provides a guaranteed rate of return, or to variable accounts. Withdrawals from the Company's fixed account are subject to market value adjustment. In the variable accounts, the contract holder can choose from a range of investment options and styles. The return depends upon investment performance of the options selected. Investment funds available under Regatta are managed by MFS, an affiliate of the Company. Investment funds available under Futurity products are managed by several investment managers, including MFS and Sun Capital Advisers, Inc., a subsidiary of the Company.



      The Company distributes these annuity products through a variety of channels. For the Regatta products, about half are sold through securities brokers, a further one-fourth through financial institutions, and the remainder through insurance agents and financial planners. The Futurity products, introduced in February 1998, are distributed through a dedicated wholesaler network, including Sun Life of Canada (US) Distributors, Inc., that services similar distribution channels.



      Although new pension products are not currently sold, there has been a substantial block of group retirement business in-force, including guaranteed investment contracts ("GICs"), pension plans and group annuities. A significant portion of these pension contracts are non-surrenderable, with the result that the

Company's liquidity exposure is limited. GICs were marketed directly in the U.S. through independent managers. In 1997, the Company decided to no longer market group pension and GIC products.



      Following are the major factors affecting the Retirement Products and Services segment results compared to the prior year:



1998 COMPARED TO 1997:



      - A SHIFTING PATTERN IN SALES. Annuity deposits declined by about $27 million, or 1%, to $2.2 billion in 1998. Fixed annuity account deposits were lower by approximately 7% in 1998, while deposits into variable annuity accounts have been increasing in total and as a proportion of total annuity deposits. These trends reflected market conditions and competitive factors.



         Deposits into the Dollar Cost Averaging (DCA) programs, a feature of the Company's combination fixed/variable annuity products, were a significant element of account deposits. Under these programs, which were redesigned in late 1996, deposits are made into the fixed portion of the annuity contract and receive a bonus rate of interest for the policy year. During the year, the fixed deposit is systematically transferred to the variable portion of the contract in equal periodic installments. DCA deposits overall were flat in 1998 compared to 1997. This pattern resulted, in part, from heightened competition, as other companies introduced similar DCA programs within the past year. During the fourth quarter of 1998, the Company introduced a higher DCA rate and a new six-month DCA program. DCA deposits for that quarter were higher, compared to the preceding 1998 quarters.



         An increase in variable account deposits in 1998 reflected both the continuing strong growth in equity markets generally and the continuing strong performance of the investment funds underlying the Company's variable annuity products. The continuing strong equity markets, low interest rate environment, and demographic trends, among other factors, have increased the demand and market for wealth accumulation products in the U.S., particularly for variable annuities. These factors have contributed to the growth in the Company's variable account deposits in 1998, despite heightened competition.



         The Company introduced its Futurity line of products in February 1998. Related deposits represented about 6% of the total for the Retirement Products and Services segment in 1998, reflecting this recent introduction. The Company expects that sales for the Futurity product will continue to increase in the future, based on its beliefs that market demand is growing for multi-manager variable annuity products, such as Futurity; that the productivity of Futurity's wholesale distribution network, established in 1998, will continue to grow; and that the marketplace will respond favorably to future introductions of new Futurity products and product enhancements.



      - HIGHER FEE INCOME RESULTING FROM HIGHER VARIABLE ANNUITY ACCOUNT BALANCES. The main factors driving this growth in account balances have been market appreciation and net deposit activity. This growth has generated corresponding increases in fee income, since fees are determined based on the average assets held in these accounts. Fee income increased by approximately $43 million, or 39%, in 1998.



      - WHILE THERE HAS BEEN A SHIFT TO VARIABLE ACCOUNTS FROM THE GENERAL ACCOUNT, NET INVESTMENT INCOME HAS DECLINED. Net investment income reflects only income earned on invested assets of the general account. In 1998, net investment income for the Retirement Products and Services segment decreased by about $40 million, or 20%, compared to 1997, mainly as a result of the decline in average invested assets in the Company's general account. This decline in average general account assets mainly reflected the shift in deposits in recent years from the fixed account to variable accounts. It also reflected the Company's decision in 1997 to no longer market group pension and GIC products.



      - LOWER POLICYHOLDER BENEFITS, MAINLY REFLECTING LOWER SURRENDER ACTIVITY COMPARED TO 1997. During 1997 and into the first half of 1998, surrender and withdrawal activity was high. This activity primarily related to a block of separate account contracts that had been issued seven or more years previously and for which the surrender charge periods had expired. While variable account surrenders have continued to rise, general account surrenders have declined. As a result of this pattern of activity, policyholder benefits (of which surrenders and withdrawals, the related changes in the liability for premium and other deposit funds, and related separate account transfers are the major elements) increased in 1997 and were lower in 1998. The Company expects that as the separate account block of business continues to grow, and as a higher proportion of it is no longer subject to surrender charges, surrenders will tend to increase.



      - INVESTMENTS IN TECHNOLOGY AND INFRASTRUCTURE TO ENHANCE ANNUITY OPERATIONS. As a result of these investments, operational expenses increased by approximately $12 million, or 25%, in 1998 compared to 1997. These increases reflected three main factors:



            (1) HIGHER VOLUMES OF ANNUITY BUSINESS, REQUIRING GREATER ADMINISTRATIVE SUPPORT. The Company expects that increases in the volume of its annuity business will continue to have a similar effect on expenses in the near term.



            (2) IMPROVEMENTS TO THE COMPUTER SYSTEMS AND TECHNOLOGY THAT SUPPORT THE ANNUITY BUSINESS. These improvements involved information systems supporting the growth of the Company's in-force business, particularly its combination fixed/variable annuities. The Company expects to continue to invest in its systems and technology in the future. The extent and nature of these investments will depend on the Company's assessments of the relative costs and benefits of given projects.



            (3) COSTS ASSOCIATED WITH THE PRODUCT DESIGN AND IMPLEMENTATION OF THE NEW FUTURITY MULTI-MANAGER ANNUITY PRODUCT AND THE DEVELOPMENT
                  OF A NEW PRODUCT WITHIN THE REGATTA PRODUCT LINE. The Company expects to continue to invest in further product enhancements in the future.



1997 COMPARED TO 1996:



      - STRONG FIXED ACCOUNT DEPOSITS. Fixed account deposits in 1997 were approximately $650 million, or 240%, higher than in 1996. This increase resulted mainly from the Company's redesign of its DCA programs in late 1996. The Company benefited at the time from the popularity of its DCA program features and from the absence of major competitors offering similar features.



      - IN 1997, VARIABLE ANNUITY DEPOSITS WERE ABOUT $200 MILLION, OR 16%, LOWER THAN IN 1996. This trend reflected heightened competition, uncertainties in the marketplace regarding the attractiveness of variable annuities, and customer preferences for depositing into the DCA programs rather than directly into the variable accounts.



      - HIGHER FEE INCOME RESULTING FROM HIGHER VARIABLE ANNUITY ACCOUNT BALANCES. The main factors driving this growth in account balances were market appreciation and net deposit activity. This growth generated corresponding increases in fee income, since fees are determined based on the average assets held in these accounts.



      - DECLINING GENERAL ACCOUNT BALANCES, RESULTING IN DECLINING NET INVESTMENT INCOME. In 1997, net investment income for the Retirement Products and Services segment decreased by about 16%, mainly as a result of a decline in average invested assets in the Company's general account. This decline in average general account assets mainly reflected the Company's decision in 1997 to no longer market group pension and GIC products.



      - HIGHER POLICYHOLDER BENEFITS, MAINLY REFLECTING HIGH SURRENDER ACTIVITY IN 1997. As noted above, surrender and withdrawal activity was high in 1997. This activity primarily related to a block of separate account contracts that had been issued seven or more years previously and for which the surrender charge period had expired. As a result of this pattern of activity, policyholder benefits (of which surrenders and withdrawals, the related changes in the liability for premium and other deposit funds, and related separate account transfers are the major elements) were unusually high in 1997 compared to 1996.

      - HIGHER COMMISSIONS. Commissions increased by approximately $22 million, or 20%, in 1997, directly reflecting higher sales of combination fixed/variable annuity products in 1997 compared to 1996.



      - HIGHER OPERATIONAL EXPENSES. Operational expenses increased by approximately $5 million, or 13%, as a result of the additional staffing needed to administer higher volumes of business and because of non-recurring costs of moving the Retirement Products and Services operations to a new facility.



INDIVIDUAL INSURANCE SEGMENT



    The Individual Insurance segment comprises two main elements: internal reinsurance and variable life products.



INTERNAL REINSURANCE



    In recent years, the Company has had various reinsurance agreements with its ultimate parent, Sun Life (Canada). In some of these arrangements, Sun Life (Canada) has reinsured the mortality risks of individual life policies sold in prior years by the Company. In another agreement, which became effective January 1, 1991 and terminated October 1, 1998, the Company reinsured certain individual life insurance contracts issued by Sun Life (Canada). The latter agreement had a significant effect on net income in both 1997 and 1998. The former agreements, in the aggregate, also affected net income in those years, but to a much lesser extent. The effects of these agreements on the Company's net income are summarized in the following table.



   INTERNAL REINSURANCE-EFFECT ON INCOME FROM OPERATIONS BEFORE INCOME TAXES
                                ($ IN MILLIONS)



                                                                             1998       1997       1996
                                                                           ---------  ---------  ---------
1991 Agreement
  Effect on operations                                                     $    24.6  $    37.1  $    35.2
  Effect of termination                                                         65.7         --         --
Other Agreements
  Effect on operations                                                          (2.1)      (1.4)      (1.6)
                                                                           ---------  ---------  ---------
Total                                                                      $    88.2  $    35.7  $    33.6
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------



      Because the 1991 agreement was in effect only through the first nine months of 1998, related net income was correspondingly lower in 1998 than in 1997. Also contributing to the lower 1998 net income from operations from this agreement were proportionately higher death claims in 1998. The effect of terminating this agreement was to further increase 1998 net income by $65.7 million. Neither the net income effect of this agreement's operations nor that of its termination will recur. The termination-related increase in 1998 represents a reasonable approximation of the value of the stream of future earnings that the agreement would have generated had it not been terminated.



VARIABLE LIFE PRODUCTS



    This business includes the sale of individual variable life insurance products, primarily the Company's variable universal life product for the company-owned life insurance ("COLI") market. This product was introduced in late 1997. The Company expects the variable life business to grow and become more significant in the future.



CORPORATE SEGMENT



    This segment includes the capital of the Company, its investments in subsidiaries and items not otherwise attributable to either the Retirement Products and Services and Individual Insurance segments. In

1998, income from operations decreased by $65.3 million to $4.5 million for this segment. This decrease reflected two main factors:



      - DIVIDENDS FROM SUBSIDIARIES WERE LOWER THAN IN 1997 BY $37.5 MILLION. This decrease mainly resulted from a December 1997 reorganization, in which the Company transferred its ownership of MFS to its parent company. As a result of this reorganization, the Company received no dividends from MFS in 1998. By comparison, it received $33.1 million of MFS dividends in 1997.



      - Net investment income other than dividends from subsidiaries, was lower than in 1997 by $5.9, reflecting the effect of the Company's December 1997 issuance of a $250 million surplus note to its upstream holding company. Interest expense exceeded investment earnings on the related funds.



      In 1997, income from operations for this segment decreased by $14.6 million, to $69.8 million. This decrease mainly reflected a decrease, by approximately $9 million, in dividends from subsidiaries. It also reflected higher taxes and expenses.



FINANCIAL CONDITION & LIQUIDITY



ASSETS



    The Company's total assets comprise those held in its general account and those held in its separate accounts. General account assets support general account liabilities. Separate accounts and their assets are of two main types:



    - Those assets held in a "fixed" separate account, which the Company established for amounts that contract holders allocate to the fixed portion of their combination fixed/variable deferred annuity contracts. Fixed separate account assets are available to fund general account liabilities and general account assets are available to fund the liabilities of this fixed separate account. The Company manages the assets of this fixed separate account according to general account investment policy guidelines.



    - Those assets held in a number of registered and non-registered "variable" separate accounts as investment vehicles for the Company's variable life and annuity contracts. Policyholders may choose from among various investment options offered under these contracts according to their individual needs and preferences. Policyholders assume the investment risks associated with these choices. General account and fixed separate account assets are not available to fund the liabilities of these variable accounts.



      The following table summarizes significant changes in asset balances during 1998 and 1997. The changes are discussed below.



                                                                 ASSETS                           % CHANGE
                                                     1998         1997         1996       1998/1997     1997/1996
                                                  -----------  -----------  -----------  ------------  ------------
                                                             ($ IN MILLIONS)
General account assets                            $   2,932.2  $   4,513.5  $   4,593.9       (35.0)%       (1.75)%
Fixed separate account assets                         2,195.6      2,343.9      2,108.8        (6.3)%       11.15%
                                                  -----------  -----------  -----------       -----        ------
                                                  $   5,127.8  $   6,857.4  $   6,702.7       (25.2)%        2.31%

Variable separate account assets                     11,774.8      9,068.0      6,919.2        29.9%        31.06%
                                                  -----------  -----------  -----------       -----        ------
Total assets                                      $  16,902.6  $  15,925.4  $  13,621.9         6.1%        16.91%
                                                  -----------  -----------  -----------       -----        ------
                                                  -----------  -----------  -----------       -----        ------



      General account and fixed separate account assets, taken together, decreased by 25% in 1998, but variable separate account assets increased by 30% that year. In 1997, growth in the general account and fixed separate account was low; variable separate account assets increased by 31%. This growth in variable accounts relative to the general and fixed accounts reflects two main factors: appreciation of the funds held in the variable separate accounts has exceeded that of the funds held in the general and fixed separate accounts; and annuity deposits into variable accounts have increased, while annuity deposits into fixed accounts have slowed. The Company believes this pattern reflects a shift in the preferences of policyholders, which is largely attributable to the strong performance of equity markets in general and of the Company's variable account funds in particular.



      The assets of the Company's general account are available to support general account liabilities. For management purposes, it is the Company's practice to segment its general account to facilitate the matching of assets and liabilities. General account assets primarily comprise cash and invested assets, which represented 98.7% of general account assets at year-end 1998. Major types of invested asset holdings included bonds, mortgages, real estate and common stock. The Company's bond holdings comprised 60.9% of the Company's portfolio at year-end 1998. Bonds included both public and private issues. It is the Company's policy to acquire only investment-grade securities. As a result, the overall quality of the bond portfolio is high. At year-end 1998, only 5.3% of these securities were rated below-investment-grade; I.E., they had National Association of Insurance Commissioners ("NAIC") ratings lower than "1" or "2." The Company's mortgage holdings amounted to $535.0 million at year-end 1998, representing 18.5% of the total portfolio. All mortgage holdings at year-end 1998 were in good standing. The Company believes that the high quality of its mortgage portfolio is largely attributable to its stringent underwriting standards. At year-end 1998, investment real estate amounted to $78.0 million, representing about 2.7% of the total portfolio. The Company invests in real estate to enhance yields and, because of the long-term nature of these investments, the Company uses them for purposes of matching with products having long-term liability durations. Common stock holdings amounted to $128.4 million, representing about 4.4% of the portfolio. These holdings comprised the Company's ownership shares in subsidiaries.



      Other general account assets decreased by $1,021.4 million in 1998. This change primarily reflected the effect of terminating the internal reinsurance agreement with the Company's ultimate parent, discussed in "Internal Reinsurance," above.



LIABILITIES



    As with assets, the proportion of variable separate account liabilities to total liabilities has been increasing. Most of the Company's liabilities comprise reserves for life insurance and for annuity contracts and deposit funds. The Company expects the declining trend in general account liabilities to continue, because it believes that net maturities will continue to exceed sales for the fixed contracts associated with these liabilities. This trend stems mainly from the Company's 1997 decision to discontinue selling group pension and GIC contracts and to focus its marketing efforts on its combination fixed/variable annuity products.



      In December 1997, the Company borrowed $110.0 million from Sun Life Assurance Company of Canada -- U.S. Operations Holdings, Inc. ("U.S. Holdco"), its upstream holding company. The Company repaid this note during the first quarter of 1998.



      The termination of the internal reinsurance agreement discussed above resulted in a $1.0 billion decrease in liabilities as compared to 1997.



CAPITAL MARKETS RISK MANAGEMENT



      See "Quantitative and Qualitative Disclosures About Market Risk" below for a discussion of the Company's capital markets risk management.



CAPITAL RESOURCES



CAPITAL ADEQUACY



    The National Association of Insurance Commissioners ("NAIC") adopted regulations at the end of 1993 that established minimum capitalization requirements for insurance companies, based on risk-based capital ("RBC") formulas. These requirements are intended to identify undercapitalized companies, so that specific regulatory actions can be taken on a timely basis. The RBC formula for life insurance companies sets capital requirements related to asset, insurance, interest rate, and business risks. According to the RBC calculation, the Company's capital was well in excess of its required capital at year-end 1998.

LIQUIDITY



    The Company's liquidity requirements are generally met by funds from operations. The Company's main uses of funds are to pay out death benefits and other maturing insurance and annuity contract obligations; to make pay-outs on contract terminations; to purchase new investments; to fund new business ventures; and to pay normal operating expenditures and taxes. The Company's main sources of funds are premiums and deposits on insurance and annuity products; proceeds from the sale of investments; income from investments; and repayments of investment principal.



      In managing its general account and fixed separate account assets in relation to its liabilities, the Company has segmented these assets by product or by groups of products. The Company manages each segment's assets based on an investment policy that it has established for that segment. Among other matters, this investment policy considers liquidity requirements and provides cash flow estimates. The Company reviews these policies quarterly.



      The Company's liquidity targets are intended to enable it to meet its day-to-day cash requirements. On a quarterly basis, the Company compares its total "liquifiable" assets to its total demand liabilities. Liquifiable assets comprise cash and assets that could quickly be converted to cash should the need arise. These assets include short-term investments and other current assets and investment-grade bonds. The Company's policy is to maintain a liquidity ratio in excess of 100%, and it did so throughout 1998. Based on its ongoing liquidity analyses, the Company believes that its available liquidity is more than sufficient to meet its liquidity needs.



QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



      This discussion covers market risks associated with investment portfolios that support the Company's general account liabilities. This discussion does not cover market risks associated with those investment portfolios that support separate account products. For these products, the policyholder, rather than the Company, assumes these market risks.



GENERAL



      The assets of the Company's general account are available to support general account liabilities. For purposes of managing these assets in relation to these liabilities, the Company notionally segments these assets by product or by groups of products. The Company manages each segment's assets based on an investment policy that it has established for that segment. The policy covers the segment's liability characteristics and liquidity requirements, provides cash flow estimates, and sets targets for asset mix, duration, and quality. Each quarter, investment and business unit managers review these policies to ensure that the policies remain appropriate, taking into account each segment's liability characteristics.



TYPES OF MARKET RISKS



      The Company's stringent underwriting standards and practices have resulted in high-quality portfolios and have the effect of limiting credit risk. It is the Company's policy, for example, not to purchase below-investment-grade securities. Also, as a matter of investment policy, the Company assumes no foreign currency or commodity risk; nor does it assume equity price risk except to the extent that it holds real estate in its portfolios. (At year-end 1998, investment real estate holdings represented approximately 3% of its total general account portfolio.) The management of interest rate risk exposure is discussed below.



INTEREST RATE RISK MANAGEMENT



      The Company's fixed interest rate liabilities are primarily supported by well diversified portfolios of fixed interest investments. They are also supported by holdings of real estate and floating rate notes. All of these fixed interest investments are held for other than trading purposes and can include publicly issued and privately placed bonds and commercial mortgage loans. Public bonds can include Treasury bonds, corporate bonds, and money market instruments. The Company's fixed income portfolios also hold securitized assets, including mortgage-backed securities (MBS) and asset-backed securities. These securities are subject to the same standards applied to other portfolio investments, including relative value criteria and diversification guidelines. In portfolios backing interest-sensitive liabilities, the Company's policy is to limit MBS holdings to less than 10% of total portfolio assets. In all portfolios, the Company restricts MBS investments to pass-through securities issued by U.S. Government agencies and to collateralized mortgage obligations, which are expected to exhibit relatively low volatility. The Company does not engage in leveraged transactions and it does not invest in the more speculative forms of these instruments such as the interest-only, principal-only, inverse floater, or residual tranches.



      Changes in the level of domestic interest rates affect the market value of fixed interest assets and liabilities. Segments whose liabilities mainly arise from the sale of products containing interest rate guarantees for certain terms are sensitive to changes in interest rates. In these segments, the Company uses "immunization" strategies, which are specifically designed to minimize the loss from wide fluctuations in interest rates. The Company supports these strategies using analytical and modeling software acquired from outside vendors.



      Significant features of the Company's immunization models include:



    - an economic or market value basis for both assets and liabilities;



    - an option pricing methodology;



    - the use of effective duration and convexity to measure interest rate sensitivity; and



    - the use of "key rate durations" to estimate interest rate exposure at different parts of the yield curve and to estimate the exposure to non-parallel shifts in the yield curve.



      The Company's Interest Rate Risk Committee meets monthly. After reviewing duration analyses, market conditions and forecasts, the Committee develops specific asset management strategies for the interest-sensitive portfolios. These strategies may involve managing to achieve small intentional mismatches, either in terms of total effective duration or for certain key rate durations, between the liabilities and related assets of particular segments. The Company manages these mismatches to a tolerance range of plus or minus 0.5.



      Asset strategies may include the use of Treasury futures or interest rate swaps to adjust the duration profiles for particular portfolios. All derivative transactions are conducted under written operating guidelines and are marked to market. Total positions and exposures are reported to the Company's Board of Directors on a monthly basis. The counterparties to hedging transactions are major highly rated financial institutions, with respect to which the risk of the Company's incurring losses related to credit exposures is considered remote.



      Liabilities categorized as financial instruments and held in the Company's general account at December 31, 1998 had a fair value of $1,538.3 million. Fixed income investments supporting those liabilities had a fair value of $2,710.1 million at that date. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at December 31, 1998. The analysis showed that if there were an immediate increase of 100 basis points in interest rates, the fair value of the liabilities would show a net decrease of $46.3 million and the corresponding assets would show a net decrease of $113.2 million.



      By comparison, liabilities categorized as financial instruments and held in the Company's general account at December 31, 1997 had a fair value of $1,986.4 million. Fixed income investments supporting those liabilities had a fair value of $3,276.2 million at that date. The Company performed a sensitivity analysis on these interest-sensitive liabilities and assets at December 31, 1997. The analysis showed that if there were an immediate increase of 100 basis points in interest rates, the fair value of the liabilities would show a net decrease of $56.0 million and the corresponding assets would show a net decrease of $108.0 million.



      The Company produced these estimates using computer models. Since these models reflect assumptions about the future, they contain an element of uncertainty. For example, the models contain assumptions about future policyholder behavior and asset cash flows. Actual policyholder behavior and asset cash flows could differ from what the models show. As a result, the models' estimates of duration and market values may not reflect what actually will occur. The models are further limited by the fact that they do not provide for the possibility that management action could be taken to mitigate adverse results. The

Company believes that this limitation is one of conservatism, that is, it will tend to cause the models to produce estimates that are generally worse than one might actually expect, all other things being equal.



      Based on its processes for analyzing and managing interest rate risk, the Company believes its exposure to interest rate changes will not materially affect its near-term financial position, results of operations, or cash flows.



DEMUTUALIZATION



      On January 27, 1998, Sun Life (Canada) announced that its Board of Directors had requested management world-wide to develop a plan to convert from a mutual life insurance company into a publicly traded stock company through demutualization worldwide. Management has put in place a full time task force which, together with a worldwide team of actuarial, financial and legal advisers, has begun work. The Board will decide later this year whether to proceed with demutualization, following the completion of the plan. Demutualization would require regulatory and policyholder approval. Based on information known to date, the potential demutualization of Sun Life (Canada) is not expected to have any significant impact on the Company.



YEAR 2000 COMPLIANCE



    During the fourth quarter of 1996, the Company, Sun Life (Canada) and affiliates began a comprehensive analysis of its information technology ("IT") and non-IT systems, including its hardware, software, data, data feed products, and internal and external supporting services, to address the ability of these systems to correctly process date calculations through the year 2000 and beyond. The Company created a full-time Year 2000 project team in early 1997 to manage this endeavor across the Company. This team, which works with dedicated personnel from all business units and with the legal and audit departments, reports directly to the Company's senior management on a monthly basis. In addition, the Company's Year 2000 project is periodically reviewed by internal and external auditors.



      To date, relevant systems have been identified and their components inventoried, needed resolutions have been documented, timelines and project plans have been developed, and remediation and testing are in process. Over 90% of the components have been remediated, tested and are certified as Year 2000 compliant. The majority of the remaining components are in the testing phase and are expected to be certified over the course of this year.



      In mid-1997, the project team contacted all key vendors to obtain either their certification for the products and services provided or their plan to make those products and services compliant. Approximately 95% of these vendors have responded and the project team has reviewed the responses and validated and conducted tests with the vendors where appropriate. In addition, the project team continues to work with critical business partners, such as third-party administrators, investment property managers, investment mortgage correspondents, and others, with the goal that these partners will continue to be able to support the Company's objective of assuring Year 2000 compliance.



      Non-IT applications, including building security, HVAC systems, and other such systems, will be tested. Compliant client server and mainframe environments have been built which allow for testing of critical dates such as December 31,1999, January 1, 2000, February 28, 2000, February 29, 2000 and March 1, 2000
without impact to current production.



      Although the Company expects all critical systems to be Year 2000 compliant before the end of 1999, there can be no assurance that this result will be achieved. Factors giving rise to this uncertainty include possible loss of technical resources to perform the work, failure to identify all susceptible systems, non-compliance by third-parties whose systems and operations affect the Company, and other similar uncertainties. A possible worst-case scenario might include one or more of the Company's significant systems being non-compliant. Such a scenario could result in material disruption to the Company's operations. Consequences of such disruptions could include, among other possibilities, the inability to update customers' accounts, process payments and other financial transactions; and report accurate data to customers, management, regulators, and others. Consequences also could include business interruptions or shutdowns, reputational harm, increased scrutiny by regulators, and litigation related to Year 2000 issues. Such potential consequences, depending on their nature and duration, could have a material impact on the Company's results of operations and financial position.



      In order to mitigate the risks to the Company of material adverse operational or financial impacts from failure to achieve planned Year 2000 compliance, the Company has established contingency planning at the business unit and corporate levels. Each business unit has ranked its applications as being of high, medium or low business risk to ensure that the most critical are addressed first. The business units also have developed alternate plans of action where possible, and established dates for the alternate plans to be enacted. On the corporate level, the Company is in the process of enhancing its business continuation plan by identifying minimum requirements for facilities, computing, staffing, and other factors, and it is developing a plan to support those requirements.



      As of year-end 1998, the Company had expended, cumulatively, approximately $4.2 million on its Year 2000 effort, and it expects to incur a further $1.3 million on this effort in 1999.



SALE OF SUBSIDIARY



      In February 1999, the Company completed the sale of its wholly-owned subsidiary, Massachusetts Casualty Insurance Company ("MCIC"), to Centre Solutions (U.S.) Limited, a wholly-owned subsidiary of Centre Reinsurance Holdings, Limited, for approximately $34 million. MCIC sold individual disability insurance throughout the U.S. This transaction is not expected to have a significant effect on the operations of the Company.



REINSURANCE



      The Company has agreements with Sun Life (Canada) which provide that Sun Life (Canada) will reinsure the mortality risks of the individual life insurance contracts previously sold by the Company. Under these agreements, basic death benefits and supplementary benefits are reinsured on a yearly renewable term basis and coinsurance basis, respectively. Reinsurance transactions under these agreements in 1998 had the effect of decreasing net income from operations by $2,128,000.



      Effective January 1, 1991 the Company entered into an agreement with Sun Life (Canada) under which certain individual life insurance contracts issued by Sun Life (Canada) were reinsured by the Company on a 90% coinsurance basis. Also effective January 1, 1991, the Company entered into an agreement with Sun Life (Canada) which provides that Sun Life (Canada) will reinsure the mortality risks in excess of $500,000 per policy for the individual life insurance contracts assumed by the Company in the reinsurance agreement described above. Death benefits are reinsured on a yearly renewable term basis. The life reinsurance assumed agreement requires the reinsurer to withhold funds in an amount equal to the reserves assumed. These agreements had the effect of increasing income from operations by approximately $24,579,000 for the year ended December 31, 1998. The Company terminated these agreements, effective October 1, 1998, resulting in an increase in income from operations of $65,679,000, which included a cash settlement.


      The Company has also executed reinsurance agreements with unaffiliated companies. These agreements provide reinsurance of certain individual life insurance contracts on a modified coinsurance basis under which all deficiency reserves are ceded; as well as reinsurance for variable universal life on a yearly renewable term basis for which the Company has a maximum retention of $2,000,000.

RESERVES

      In accordance with the life insurance laws and regulations under which the Company operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding contracts. Reserves are based on mortality tables in general use in the United States and are computed to equal amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet the Company's policy obligations at their maturities or in the event of an insured's death. In the accompanying Financial Statements, these reserves are determined in accordance with statutory regulations.

INVESTMENTS


      Of the Company's total assets of $16.9 billion at December 31, 1998, 82.7% ($13.98 billion) consisted of unitized and non-unitized separate account assets, 10.4% ($1.76 billion) was invested in bonds and similar securities, 3.2% ($541 million) was invested in mortgages, 0.7 % ($118.3 million) was invested in subsidiaries, 0.6% ($101.4 million) was invested in real estate, and the remaining 2.4% ($405.6 million) was invested in cash and other assets.


COMPETITION


      The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. According to a 1998 statistical study, published by A.M. Best, the Company ranked 37th among North American life insurance companies based upon total assets as of December 31, 1997. Its ultimate parent company, Sun Life (Canada), ranked 21st. A.M. Best has assigned the Company and Sun Life (Canada) its highest classification, A++, as of December 31, 1997. Standard & Poor's and Duff & Phelps each have assigned the Company and Sun Life (Canada) their AAA rating, their ratings for insurer financial strength and claims paying ability, respectively. Moody's Investor Service, Inc. has assigned the Company an unsolicited rating of Aa-2 for financial strength, which is their third highest rating level.


EMPLOYEES


      The Company and Sun Life (Canada) have entered into a service agreement which provides that the latter will furnish the Company, as required, with personnel as well as certain services and facilities on a cost reimbursement basis. Expenses under this agreement amounted to approximately $16,344,000 in 1998. As of March 31, 1999, the Company had 392 direct employees employed at its Principal Executive Office in Wellesley Hills, Massachusetts and at its Retirement Products and Services Division in Boston, Massachusetts.


PROPERTIES


      The Company occupies office space owned by it and leased to Sun Life (Canada), and certain unrelated parties for lease terms not exceeding five years. The Company also occupies office space which it leases from unaffiliated parties for various lease terms. Rent received by the Company under the leases amounted to approximately $6,856,000 in 1998.

                 THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS

      The directors and principal officers of the Company are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations). Except as otherwise indicated, the directors and officers of the Company who are associated with Sun Life Assurance Company of Canada and/or its subsidiaries have been associated with Sun Life Assurance Company of Canada for more than five years either in the position shown or in other positions.

DONALD A. STEWART, 52, Chairman and Director (1996*)
150 King Street West
Toronto, Ontario, Canada M5H 1J9


      He is Chairman, Chief Executive Officer and a Director of Sun Life Assurance Company of Canada; Chairman and a Director of Sun Life Insurance and Annuity Company of New York; and a Director of Massachusetts Financial Services Company, Sun Life Financial Services Limited, Spectrum United Holdings, Inc., and Sun Life of Canada (UK) Holdings, plc.



C. JAMES PRIEUR, 48, President and Director (1998*)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481



      He is President and Chief Operating Officer of Sun Life Assurance Company of Canada; Chairman and a Director of Sun Life of Canada (U.S.) Distributors, Inc., Sun Life Insurance and Annuity Company of New York, and Sun Capital Advisers, Inc.; Chairman and Executive Vice President of Sun Capital Advisers Trust; President and a Director of Sun Life of Canada (U.S.) Holdings, Inc., Sun Life Assurance Company of Canada--U.S. Operations Holdings, Inc., Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Sun Canada Financial Co., Sun Life of Canada (U.S.) SPE 97-1, Inc., and Sun Benefit Services Company; and a Director of Sun Life Financial Services, Ltd., Clarendon Insurance Agency, Inc., and Sun Life Information Services Ireland Limited.


DAVID D. HORN, 57, Director (1985*)
Strong Road
New Vineyard, Maine 04956

      He was formerly Senior Vice President and General Manager for the United States of Sun Life Assurance Company of Canada, retiring in December, 1997. He is a Director of Sun Life Insurance and Annuity Company of New York; a Trustee of MFS/Sun Life Series Trust; and a Member of the Boards of Managers of Money Market Variable Account, High Yield Variable Account, Capital Appreciation Variable Account, Government Securities Variable Account, World Governments Variable Account, Total Return Variable Account and Managed Sectors Variable Account.


JOHN D. MCNEIL, 65, Director (1982*)
150 King Street West
Toronto, Ontario, Canada M5H 1J9



      He is a Director of Sun Life Assurance Company of Canada and Sun Life Financial Holdings, Inc.; Chairman and a Trustee of MFS/Sun Life Series Trust; Chairman and a Member of the Boards of Managers of Money Market Variable Account, High Yield Variable Account, Capital Appreciation Variable Account, Government Securities Variable Account, World Governments Variable Account, Total Return Variable Account and Managed Sectors Variable Account; and a Director of Sun Life Insurance and Annuity Company of New York; Massachusetts Financial Services Company, SLC Services Peru, S.A., Administradora de Fondos de Pensiones Cuprum S.A., Spectrum United Holdings, Inc., Sun Life Trust Company, Sun Life Savings & Mortgage Corporation, Sun Life of Canada UK Holdings, plc; Shell (Canada) Limited, Canadian Pacific, Ltd., and Canadian Pacific Securities (Ontario) Limited.


---------

*Year elected Director

ANGUS A. MACNAUGHTON, 67, Director (1985*)
Metro Tower, Suite 1170
950 Tower Lane
Foster City, California 94404


      He is President of Genstar Investment Corporation; a Director of Sun Life Assurance Company of Canada, Sun Life Insurance and Annuity Company of New York, Canadian Pacific, Ltd., Varian Associates, Inc., Diversified Collection Services, Inc., the San Francisco Opera, and Genstar Capital Corporation; President and Director of Genstar Investment L.L.C.; and Vice Chairman and a Director of Barrick Gold Corporation.



JOHN S. LANE, 64, Director (1991*)
150 King Street West
Toronto, Ontario, Canada M5H 1J9


      He is Senior Vice President, Investments of Sun Life Assurance Company of Canada; and a Director of Sun Life Insurance and Annuity Company of New York.


RICHARD B. BAILEY, 72, Director (1983*)
63 Atlantic Avenue
Boston, Massachusetts 02110



      He is a Director of Sun Life Insurance and Annuity Company of New York and Cambridge Trust Company; and a Director/Trustee of certain Funds in the MFS Family of Funds.


M. COLYER CRUM, 66, Director (1986*)
104 Westcliff Street
Weston, Massachusetts 02193


      He is Professor Emeritus of the Harvard Business School; Chairman and a Director of Phaeton International/N.V.; a Director of Sun Life Assurance Company of Canada, Sun Life Insurance and Annuity Company of New York, Cambridge Bancorp, Cambridge Trust Company, Merrill Lynch Global Growth Fund, Inc., Merrill Lynch Basic Value Fund, Inc., Merrill Lynch Special Value Fund, Inc., Merrill Lynch Capital Fund, Inc., Merrill Lynch U.S.A. Government Reserves, Merrill Lynch U.S. Treasury Money Fund, MuniVest Florida Fund, MuniVest Michigan Insured Fund, Inc., MuniVest New Jersey Fund, Inc., MuniYield Michigan Insured Fund, Inc., MuniYield New Jersey Insured Fund, Inc., and a Trustee of Merrill Lynch Global Resources Trust, Merrill Lynch Ready Assets Trust, MuniYield Florida Insured Fund, and MuniYield Pennsylvania Fund. Prior to July, 1996, he was a Professor at the Harvard Business School.



S. CAESAR RABOY, 62, Director (1996*)
220 Boylston Street
Boston, Massachusetts 02110



      He formerly was Senior Vice President and Deputy General Manager for the United States of Sun Life Assurance Company of Canada; Senior Vice President of Sun Life Insurance and Annuity Company of New York; and Vice President of Sun Life Financial Services Limited, retiring in December, 1998. He is a Director of Sun Life Insurance and Annuity Company of New York, Sun Life Financial Services Limited, Sun Life of Canada (U.S.) Distributors, Inc., Clarendon Insurance Agency, Inc., and Fleet National Bank.


JAMES M. A. ANDERSON, 49, Vice President, Investments (1998)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481

      He is Vice President, Investments, of Sun Life Assurance Company of Canada and Sun Life Insurance and Annuity Company of New York; President and a Director of Sun Capital Advisers, Inc.; President and Chief Executive Officer of Sun Capital Advisers Trust; Vice President and a Director of Sun Life of Canada (U.S.) Holdings, Inc., Sun Life of Canada (U.S.) Financial Services Holdings, Inc., and Sun Canada Financial Co.; Vice President, Investments, and a Director of Sun Life of Canada (U.S.) Distributors, Inc.; and

---------

*Year elected Director
a Director of New London Trust, F.S.B., Sun Benefit Services Company, Inc., and Clarendon Insurance Agency, Inc.


L. BROCK THOMSON, 57, Vice President and Treasurer (1974)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481


      He is Vice President, Portfolio Management for the United States of Sun Life Assurance Company of Canada; and Vice President and Treasurer of Sun Life of Canada (U.S.) Distributors, Inc., Sun Benefit Services Company, Inc., Sun Life Insurance and Annuity Company of New York, and Clarendon Insurance Agency, Inc.


ROBERT P. VROLYK, 45, Vice President and Actuary (1986)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481


      He is Vice President, Finance of Sun Life Assurance Company of Canada; Vice President, Controller and Actuary of Sun Life Insurance and Annuity Company of New York; Vice President and a Director of Sun Life of Canada (U.S.) Holdings, Inc., Sun Canada Financial Co., Sun Life of Canada (U.S.) Distributors, Inc., Sun Life of Canada (U.S.) Financial Services Holdings, Inc., and Sun Life Assurance Company of Canada-- U.S. Operations Holdings, Inc.; Vice President, Treasurer and a Director of Sun Capital Advisers, Inc.; Treasurer and a Director of Sun Life of Canada (U.S.) SPE 97-1, Inc.; Treasurer and Chief Financial Officer of Sun Capital Advisers Trust; and a Director of Clarendon Insurance Agency, Inc., Sun Benefit Services Company, Inc., and Sun Life Information Services Ireland Limited.



PETER F. DEMUTH, 40, Vice President, Chief Counsel and Assistant Secretary
(1998)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481



      He is Vice President and Chief Counsel for the United States of Sun Life Assurance Company of Canada; Assistant Secretary of Sun Life Insurance and Annuity Company of New York; and Assistant Secretary of Sun Capital Advisers Trust.



ELLEN B. KING, 42, Secretary (1998)
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02481



      She is Counsel of Sun Life Assurance Company of Canada; Secretary of Sun Life Insurance and Annuity Company of New York, Sun Canada Financial Co., Sun Life Assurance Company of Canada -- U.S. Operations Holdings, Inc., Sun Life of Canada (U.S.) Holdings, Inc., Sun Life of Canada (U.S.) Financial Services Holdings, Inc., Sun Life of Canada (U.S.) SPE 97-1, Inc., and Sun Benefit Services Company, Inc.


      The directors, officers and employees of the Company are covered under a commercial blanket bond and a liability policy. The directors, officers and employees of Massachusetts Financial Services Company and Clarendon Insurance Agency, Inc. are covered under a fidelity bond and errors and omissions policy.

EXECUTIVE COMPENSATION


      All of the executive officers of the Company also serve as officers of Sun Life Assurance Company of Canada and receive no compensation directly from the Company. Allocations have been made as to such officers' time devoted to duties as executive officers of the Company and its subsidiaries. The allocated cash compensation of all executive officers of the Company as a group for services rendered in all capacities to the Company and its subsidiaries during 1998 totaled $723,000.



      Directors of the Company who are also officers of Sun Life Assurance Company of Canada or its affiliates receive no compensation in addition to their compensation as officers of Sun Life Assurance Company of Canada or its affiliates in 1999, Messrs. Bailey, Crum, Horn, MacNaughton and Raboy will receive compensation in the amount of $7,000 per year, plus $1,000 for each meeting attended, plus expenses.


      No shares of the Company are owned by any executive officer or director. The Company is a wholly-owned subsidiary of Sun Life of Canada (U.S.) Holdings, Inc., One Sun Life Executive Park, Wellesley Hills, Massachusetts 02481, which is in turn a wholly-owned subsidiary of Sun Life Assurance Company of Canada--U.S. Operations Holdings, Inc., a wholly-owned subsidiary of Sun Life Assurance Company of Canada.

                                STATE REGULATION

      The Company is subject to the laws of the State of Delaware governing life insurance companies and to regulation by the Commissioner of Insurance of Delaware. An annual statement is filed with the Commissioner of Insurance on or before March 1st in each year relating to the operations of the Company for the preceding year and its financial condition on December 31st of such year. Its books and records are subject to review or examination by the Commissioner or his agents at any time and a full examination of its operations is conducted at periodic intervals.

      The Company is also subject to the insurance laws and regulations of the other states and jurisdictions in which it is licensed to operate. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.


      In addition, many states regulate affiliated groups of insurers, such as the Company, Sun Life (Canada) and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies involved.


      Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments of the Company under these laws cannot be reasonably estimated. However, most of these laws do provide that an assessment may be excused or deferred if it would threaten an insurer's own financial strength and many permit the deduction of all or a portion of any such assessment from any future premium or similar taxes payable.

      Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

                                  ACCOUNTANTS


      The statutory financial statements of the Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                            REGISTRATION STATEMENTS

      Registration statements have been filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933 as amended, with respect to the Contracts. This Prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements, to all of which reference is hereby made for further information concerning the Fixed Account, the Company and the Contracts. Statements found in this Prospectus as to the terms of the Contracts and other legal instruments are summaries, and reference is made to such instruments as filed.

                            ------------------------

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND
CAPITAL STOCK AND SURPLUS
DECEMBER 31, 1998 AND 1997 (IN THOUSANDS)



                                                                                   1998            1997
                                                                              --------------  --------------
ADMITTED ASSETS
    Bonds                                                                     $    1,763,468  $    1,910,699
    Common stocks                                                                    128,445         117,229
    Mortgage loans on real estate                                                    535,003         684,035
    Properties acquired in satisfaction of debt                                       17,207          22,475
    Investment real estate                                                            78,021          78,426
    Policy loans                                                                      41,944          40,348
    Cash and short-term investments                                                  265,226         544,418
    Other invested assets                                                             64,177          55,716
    Life insurance premiums and annuity considerations due and uncollected                --           9,203
    Investment income due and accrued                                                 35,706          39,279
    Federal income tax recoverable and interest thereon                                1,110              --
    Receivable from parent, subsidiaries and affiliates                                   --          27,136
    Funds withheld on reinsurance assumed                                                 --         982,653
    Other assets                                                                       1,928           1,842
                                                                              --------------  --------------
    General account assets                                                         2,932,235       4,513,459
    Separate account assets:
      Unitized                                                                    11,774,745       9,068,021
      Non-unitized                                                                 2,195,641       2,343,877
                                                                              --------------  --------------
    Total Admitted Assets                                                     $   16,902,621  $   15,925,357
                                                                              --------------  --------------
                                                                              --------------  --------------
LIABILITIES
    Aggregate reserve for life policies and contracts                         $    1,216,107  $    2,188,243
    Supplementary contracts                                                            1,885           2,247
    Policy and contract claims                                                           369           2,460
    Provision for policyholders' dividends and coupons payable                            --          32,500
    Liability for premium and other deposit funds                                  1,000,875       1,450,705
    Surrender values on cancelled policies                                                 5             215
    Interest maintenance reserve                                                      40,490          33,830
    Commissions to agents due or accrued                                               2,615           2,826
    General expenses due or accrued                                                    5,932           6,238
    Transfers from Separate Accounts due or accrued                                 (361,863)       (284,078)
    Taxes, licenses and fees due or accrued, excluding FIT                               401             105
    Federal income taxes due or accrued                                               25,019          56,384
    Unearned investment income                                                            23              34
    Amounts withheld or retained by company as agent or trustee                          529              47
    Remittances and items not allocated                                                5,176           1,363
    Borrowed money                                                                        --         110,142
    Asset valuation reserve                                                           44,392          47,605
    Payable to parent, subsidiaries, and affiliates                                   30,381              --
    Payable for securities                                                               428          27,104
    Other liabilities                                                                  9,770           2,924
                                                                              --------------  --------------
    General account liabilities                                                    2,022,534       3,680,894
    Separate account liabilities:
      Unitized                                                                    11,774,522       9,067,891
      Non-unitized                                                                 2,195,641       2,343,877
                                                                              --------------  --------------
    Total liabilities                                                             15,992,697      15,092,662
                                                                              --------------  --------------
CAPITAL STOCK AND SURPLUS
    Common capital stock                                                               5,900           5,900
                                                                              --------------  --------------
    Surplus notes                                                                    565,000         565,000
    Gross paid in and contributed surplus                                            199,355         199,355
    Unassigned funds                                                                 139,669          62,440
                                                                              --------------  --------------
    Surplus                                                                          904,024         826,795
                                                                              --------------  --------------
    Total common capital stock and surplus                                           909,924         832,695
                                                                              --------------  --------------
    Total Liabilities, Capital Stock and Surplus                              $   16,902,621  $   15,925,357
                                                                              --------------  --------------
                                                                              --------------  --------------



                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



STATUTORY STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (IN 000'S)



                                              1998        1997        1996
                                           ----------  ----------  ----------
 INCOME:
     Premiums and annuity considerations   $  210,198  $  254,066  $  266,942
     Deposit-type funds                     2,140,604   2,155,297   1,775,230
     Considerations for supplementary
       contracts without life
       contingencies and dividend
       accumulations                            2,086       1,615       2,340
     Net investment income                    184,532     270,249     303,753
     Amortization of interest maintenance
       reserve                                  2,282       1,166       1,557
     Income from fees associated with
       investment management and
       administration and contract
       guarantees from Separate Account       141,211     109,757      83,278
     Net gain from operations from
       Separate Account                            --           5          --
     Other income                              87,364     102,889      87,532
                                           ----------  ----------  ----------
     Total                                  2,768,277   2,895,044   2,520,632
                                           ----------  ----------  ----------
 BENEFITS AND EXPENSES:
     Death benefits                            15,335      17,284      12,394
     Annuity benefits                         153,636     148,135     146,654
     Disability benefits and benefits
       under accident and health policies         104         132         105
     Surrender benefits and other fund
       withdrawals                          1,933,833   1,854,004   1,507,263
     Interest on policy or contract funds        (140)        699       2,205
     Payments on supplementary contracts
       without life contingencies and
       dividend accumulations                   2,528       1,687       2,120
     Increase (decrease) in aggregate
       reserves for life and accident and
       health policies and contracts         (972,135)    127,278     162,678
     Decrease in liability for premium
       and other deposit funds               (449,831)   (447,603)   (392,348)
     Increase (decrease) in reserve for
       supplementary contracts without
       life contingencies and for
       dividend and coupon accumulations         (362)         42         327
                                           ----------  ----------  ----------
     Total                                    682,968   1,701,658   1,441,398
     Commissions on premiums and annuity
       considerations (direct business
       only)                                  137,718     132,700     109,894
     Commissions and expense allowances
       on reinsurance assumed                  13,032      17,951      18,910
     General insurance expenses                58,132      46,624      37,206
     Insurance taxes, licenses and fees,
       excluding federal income taxes           7,388       8,267       8,431
     Increase (decrease) in loading on
       and cost of collection in excess
       of loading on deferred and
       uncollected premiums                    (1,663)        523         901
     Net transfers to Separate Accounts       722,851     844,130     761,941
     Reserve and fund adjustments on
       reinsurance terminated               1,017,112          --          --
                                           ----------  ----------  ----------
     Total                                  2,637,538   2,751,853   2,378,681
                                           ----------  ----------  ----------
     Net gain from operations before
       dividends to policyholders and
       Federal Income Taxes                   130,739     143,191     141,951
     Dividends to policyholders                (5,981)     33,316      29,189
                                           ----------  ----------  ----------
     Net gain from operations after
       dividends to policyholders and
       before Federal Income Taxes            136,720     109,875     112,762
     Federal income tax expense
       (benefit), (excluding tax on
       capital gains)                          11,713       7,339      (5,400)
                                           ----------  ----------  ----------
     Net gain from operations after
       dividends to policyholders and
       federal income taxes and before
       realized capital gains                 125,007     102,536     118,162
     Net realized capital gains less
       capital gains tax and transferred
       to the IMR                                 394      26,706       4,862
                                           ----------  ----------  ----------
 NET INCOME                                $  125,401  $  129,242  $  123,024
                                           ----------  ----------  ----------
                                           ----------  ----------  ----------



                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.) STATUTORY STATEMENTS OF CHANGES IN CAPITAL STOCK AND SURPLUS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (IN 000'S)



                                                             1998        1997         1996
                                                          ----------  -----------  -----------
Capital and surplus, Beginning of year                    $  832,695  $   567,143  $   792,452
                                                          ----------  -----------  -----------
Net income                                                   125,401      129,242      123,024
Change in net unrealized capital gains (losses)                 (384)       1,152       (1,715)
Change in non-admitted assets and related items               (1,086)        (463)          67
Change in reserve on account of change in valuation
  basis                                                           --       39,016           --
Change in asset valuation reserve                              3,213        6,307      (11,812)
Surplus (contributed to) withdrawn from Separate
  Accounts during period                                          82           --          100
Other changes in surplus in Separate Accounts Statements          10           --           --
Change in surplus notes                                           --      250,000     (335,000)
Dividends to stockholders                                    (50,000)    (159,722)          --
Aggregate write-ins for gains and losses in surplus               (7)          20           27
                                                          ----------  -----------  -----------
Net change in capital and surplus for the year                77,229      265,552     (225,309)
                                                          ----------  -----------  -----------
Capital and surplus, End of year                          $  909,924  $   832,695  $   567,143
                                                          ----------  -----------  -----------
                                                          ----------  -----------  -----------



                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-owned subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.) STATUTORY STATEMENTS OF CASH FLOW
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (IN THOUSANDS)



                                               1998         1997         1996
                                            -----------  -----------  -----------
 Cash Provided by Operations:
   Premiums, annuity considerations and
     deposit funds received                 $ 2,361,669  $ 2,410,919  $ 2,059,577
   Considerations for supplementary
     contracts and dividend accumulations
     received                                     2,086        1,615        2,340
   Net investment income received               236,944      345,279      324,914
   Other income received                        253,147      208,223       88,295
                                            -----------  -----------  -----------
 Total receipts                               2,853,846    2,966,036    2,475,126
                                            -----------  -----------  -----------
   Benefits paid (other than dividends)       2,107,736    2,020,747    1,671,483
   Insurance expenses and taxes paid
     (other than federal income and
     capital gains taxes)                       217,023      203,650      172,015
   Net cash transferred to Separate
     Accounts                                   800,636      895,465      755,605
   Dividends paid to policyholders               26,519       28,316       22,689
   Federal income tax payments
     (recoveries),(excluding tax on
     capital gains)                              46,965        1,397      (15,363)
   Other--net                                      (138)         698        2,205
                                            -----------  -----------  -----------
 Total payments                               3,198,741    3,150,273    2,608,634
                                            -----------  -----------  -----------
 Net cash used in operations                   (344,895)    (184,237)    (133,508)
                                            -----------  -----------  -----------
   Proceeds from long-term investments
     sold, matured or repaid (after
     deducting taxes on capital gains of
     $2,038 for 1998, $750 for 1997 and
     $1,555 for 1996)                         1,261,396    1,343,803    1,768,147
   Issuance (repayment) of surplus notes             --      250,000     (335,000)
   Other cash provided (used)                   (40,529)      71,095      147,956
                                            -----------  -----------  -----------
 Total cash provided                          1,220,867    1,664,898    1,581,103
                                            -----------  -----------  -----------
 Cash Applied:
   Cost of long-term investments acquired      (967,901)    (773,783)  (1,318,880)
   Other cash applied                          (187,263)    (310,519)    (177,982)
                                            -----------  -----------  -----------
 Total cash applied                          (1,155,164)  (1,084,302)  (1,496,862)
 Net change in cash and short-term
 investments                                   (279,192)     396,359      (49,267)
 Cash and short-term investments:
 Beginning of year                              544,418      148,059      197,326
                                            -----------  -----------  -----------
 End of year                                $   265,226  $   544,418  $   148,059
                                            -----------  -----------  -----------
                                            -----------  -----------  -----------



                  SEE NOTES TO STATUTORY FINANCIAL STATEMENTS.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



GENERAL



Sun Life Assurance Company of Canada (U.S.) (the "Company") is incorporated as a life insurance company and is currently engaged in the sale of individual variable life insurance, individual fixed and variable annuities, group fixed and variable annuities and group pension contracts.



Effective May 1, 1997, the Company became a wholly-owned subsidiary of the newly established Sun Life of Canada (U.S.) Holdings, Inc. ("Life Holdco"). On December 18, 1997, Life Holdco became a wholly-owned subsidiary of the Sun Life Assurance Company of Canada - U.S. Operations Holdings, Inc. ("US Holdco"). US Holdco is a wholly-owned subsidiary of Sun Life Assurance Company of Canada ("SLOC"). Prior to December 18, 1997, Life Holdco was a direct wholly-owned subsidiary of SLOC.



The Company, which is domiciled in the State of Delaware, prepares its financial statements in accordance with statutory accounting practices prescribed or permitted by the State of Delaware Insurance Department. Prescribed accounting practices include practices described in a variety of publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations and general administrative rules. Permitted accounting practices encompass all accounting practices not so prescribed. The permitted accounting practices adopted by the Company are not material to the financial statements. Prior to 1996, statutory accounting practices were recognized by the insurance industry and the accounting profession as generally accepted accounting principles for mutual life insurance companies and stock life insurance companies wholly-owned by mutual life insurance companies. In April 1993, the Financial Accounting Standards Board ("FASB") issued an interpretation (the "Interpretation"), that became effective in 1996, which changed the previous practice of mutual life insurance companies (and stock life insurance companies that are wholly-owned subsidiaries of mutual life insurance companies) with respect to utilizing statutory basis financial statements for general purposes, in that it will no longer allow such financial statements to be described as having been prepared in conformity with generally accepted accounting principles ("GAAP"). Consequently, these financial statements prepared in conformity with statutory accounting practices, as described above, vary from and are not intended to present the Company's financial position, results of operations or cash flow in conformity with generally accepted accounting principles. (See Note 20 for further discussion relative to the Company's basis of financial statement presentation.) The effects on the financial statements of the variances between the statutory basis of accounting and GAAP, although not reasonably determinable, are presumed to be material.



INVESTED ASSETS



Bonds are carried at cost, adjusted for amortization of premium or accrual of discount. Investments in non-insurance subsidiaries are carried on the equity basis. Investments in mortgage backed securities are generally carried at amortized cost. Changes in prepayment assumptions and resulting cash flows are evaluated periodically. The adjusted yield is used to calculate investment income in future periods. If current book value exceeds future undiscounted cash flows, a realized capital loss is recorded and amortized through IMR. Investments in insurance subsidiaries are carried at their statutory surplus values. Mortgage loans acquired at a premium or discount are carried at amortized values and other mortgage loans are carried at the amounts of the unpaid balances. Real estate investments are carried at the lower of cost, adjusted for accumulated depreciation or appraised value, less encumbrances. Short-term investments are carried at amortized cost, which approximates fair value. Depreciation of buildings and improvements is calculated using the straight-line method over the estimated useful life of the property, generally 40 to 50 years.



POLICY AND CONTRACT RESERVES



The reserves for life insurance and annuity contracts, developed by accepted actuarial methods, have been established and maintained on the basis of published mortality tables using assumed interest rates and valuation methods that will provide reserves at least as great as those required by law and contract provisions.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



1.  DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED):


INCOME AND EXPENSES



For life and annuity contracts, premiums are recognized as revenues over the premium paying period, whereas commissions and other costs applicable to the acquisition of new business are charged to operations as incurred.



SEPARATE ACCOUNTS



The Company has established unitized separate accounts applicable to various classes of contracts providing for variable benefits. Contracts for which funds are invested in separate accounts include variable life insurance and individual and group qualified and non-qualified variable annuity contracts.



Assets and liabilities of the separate accounts, representing net deposits and accumulated net investment earnings less fees, held primarily for the benefit of contract holders, are shown as separate captions in the financial statements. Assets held in the separate accounts are carried at market value as determined by quoted market prices of the underlying investments.



The Company has also established a non-unitized separate account for amounts allocated to the fixed portion of certain combination fixed/variable deferred annuity contracts. The assets of this account are available to fund general account liabilities, and general account assets are available to fund liabilities of this account.



Gains (losses) from mortality experience and investment experience of the separate accounts, not applicable to contract owners, are transferred to (from) the general account. Accumulated gains (losses) that have not been transferred are recorded as a payable (receivable) to (from) the general account. Amounts payable to the general account of the Company were $361,863,000 in 1998 and $284,078,000 in 1997.



CHANGES IN ACCOUNTING PRINCIPLES AND REPORTING



As described more fully in Note 10, during 1997 the Company changed certain assumptions used in determining actuarial reserves.



In March 1998, the National Association of Insurance Commissioners adopted the Codification of Statutory Accounting Principles ("Codification"). The Codification, which is intended to standardize regulatory accounting and reporting for the insurance industry, is proposed to be effective January 1, 2001. However, statutory accounting principles will continue to be established by individual state laws and permitted practices and it is uncertain when, or if, the state of Delaware will require adoption of Codification for the preparation of statutory financial statements. The Company has not finalized the quantification of the effects of Codification on its statutory financial statements.



OTHER



Preparation of the financial statements requires management to make estimates and assumptions that affect reported amounts of assets, liabilities, revenues and expenses. Actual results could differ from those estimates.



Certain prior year amounts have been reclassified to conform to amounts as presented in the current year.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



2.  INVESTMENTS IN SUBSIDIARIES



The Company owns all of the outstanding shares of Sun Life Insurance and Annuity Company of New York ("Sun Life (N.Y.)"), Massachusetts Casualty Insurance Company ("MCIC"), Sun Life of Canada (U.S.) Distributors, Inc. (formerly Sun Investment Services Company) ("Sundisco"), New London Trust, F.S.B. ("NLT"), Sun Life Financial Services Limited ("SLFSL"), Sun Benefit Services Company, Inc. ("Sunbesco"), Sun Capital Advisers, Inc. ("Sun Capital"), Sun Life Finance Corporation ("Sunfinco"), Sun Life of Canada (U.S.) SPE 97-1, Inc. ("SPE 97-1"), Clarendon Insurance Agency, Inc. ("Clarendon") and Sun Life Information Services Ireland Ltd. ("SLISL").



On February 5, 1999, the Company finalized the sale of MCIC, a disability insurance company which issues primarily individual disability income policies, to Centre Solutions (U.S.) Limited, a wholly-owned subsidiary of Centre Reinsurance Holdings Limited for approximately $34 million. The impact of this sale to the ongoing operations of the Company is not expected to be material.



On September 28, 1998, the Company formed SLISL as an offshore technology center for the purpose of completing systems projects for affiliates.



On October 30, 1997, the Company established a wholly-owned special purpose corporation, SPE 97-1, for the purpose of engaging in activities incidental to securitizing mortgage loans.



On December 31, 1997, the Company purchased from Massachusetts Financial Services ("MFS") all of the outstanding shares of Clarendon, a registered broker-dealer that acts as the general distributor of certain annuity and life insurance contracts issued by the Company and its affiliates.



Prior to December 24, 1997, the Company owned 93.6% of the outstanding shares of MFS. On December 24, 1997, the Company transferred all of its shares of MFS to Life Holdco in the form of a dividend valued at $159,722,000. As a result of this transaction, the Company realized a gain of $21,195,000 of undistributed earnings.



MFS, a registered investment adviser, serves as investment adviser to the mutual funds in the MFS family of funds as well as certain mutual funds and separate accounts established by the Company. The MFS Asset Management Group provides investment advice to substantial private clients.



Sun Life (N.Y.) is engaged in the sale of individual fixed and variable annuity contracts and group life and disability insurance contracts in the State of New York.



Sundisco is a registered investment adviser and broker-dealer.



NLT is a federally chartered savings bank.



SLFSL serves as the marketing administrator for the distribution of the offshore products of Sun Life Assurance Company of Canada (Bermuda), an affiliate.



Sun Capital is a registered investment adviser.



Sunfinco and Sunbesco are currently inactive.



On September 28, 1998 a $500,000 note was issued by SLISL to the Company at a rate of 6.0%, maturing on September 28, 2002.



A $110,000,000 note was issued to the Company by MFS on February 11, 1998 at an interest rate of 6.0% due February 11, 1999. Another $110,000,000 note was issued to the Company by MFS on December 22, 1998 at an interest rate of 5.55% due February 11, 1999.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



2.  INVESTMENTS IN SUBSIDIARIES (CONTINUED):


On December 23, 1997, the Company issued a $110,000,000 note to US Holdco at an interest rate of 5.80%, which was repaid on March 1, 1998. A $110,000,000 note was also issued to the Company by MFS on December 23, 1997 at an interest rate of 5.85% and was repaid on February 11, 1998.



On December 31, 1996, the Company issued a $58,000,000 note to SLOC at an interest rate of 5.70% which was repaid on February 10, 1997. Also on December 31, 1996, the Company was issued a $58,000,000 note by MFS at an interest rate of 5.76%. This note was repaid to the Company on February 10, 1997. On December 31, 1998, 1997 and 1996, the Company had an additional $20,000,000 in notes issued by MFS, scheduled to mature in 2000.



During 1998, 1997, and 1996, the Company contributed capital in the following amounts to its subsidiaries:



                                                                                    1998       1997       1996
                                                                                  ---------  ---------  ---------
                                                                                          (IN THOUSANDS)
MCIC                                                                                     --  $   2,000  $  10,000
SLFSL                                                                             $     750      1,000      1,500
SPE 97-1                                                                                 --     20,377         --
Sundisco                                                                             10,000         --         --
Sun Capital                                                                             500         --         --
Clarendon                                                                                10         --         --
SLISL                                                                                   502         --         --



Summarized combined financial information of the Company's subsidiaries as of December 31, 1998, 1997 and 1996 and for the years then ended, follows:



                                                                         1998           1997           1996
                                                                     -------------  -------------  -------------
                                                                                   (IN THOUSANDS)
Intangible assets                                                    $          --  $          --  $       9,646
Other assets                                                             1,315,317      1,190,951      1,376,014
Liabilities                                                             (1,186,872)    (1,073,966)    (1,241,617)
                                                                     -------------  -------------  -------------
Total net assets                                                     $     128,445  $     116,985  $     144,043
                                                                     -------------  -------------  -------------
                                                                     -------------  -------------  -------------
Total revenues                                                       $     222,853  $     750,364  $     717,280
Operating expenses                                                        (221,933)      (646,896)      (624,199)
Income tax expense                                                          (1,222)       (43,987)       (42,820)
                                                                     -------------  -------------  -------------
Net income (loss)                                                    $        (302) $      59,481  $      50,261
                                                                     -------------  -------------  -------------
                                                                     -------------  -------------  -------------



On December 24, 1997, the Company transferred all of its shares of MFS to its parent, Life Holdco.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



3.  BONDS



Investments in debt securities are as follows:



                                                                             DECEMBER 31, 1998
                                                            ----------------------------------------------------
                                                                             GROSS        GROSS      ESTIMATED
                                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                COST         GAINS      (LOSSES)       VALUE
                                                            ------------  -----------  -----------  ------------
                                                                               (IN THOUSANDS)
Long-term bonds:
    United States government and government agencies and
      authorities                                           $    140,417   $   7,635    $    (177)  $    147,875
    States, provinces and political subdivisions                  16,632       2,219           --         18,851
    Public utilities                                             397,670      38,740         (238)       436,172
    Transportation                                               197,207      22,481          (18)       219,670
    Finance                                                      144,958      12,542         (494)       157,006
    All other corporate bonds                                    866,584      50,814       (6,419)       910,979
                                                            ------------  -----------  -----------  ------------
        Total long-term bonds                                  1,763,468     134,431       (7,346)     1,890,553
                                                            ------------  -----------  -----------  ------------
Short-term bonds:
    U.S. Treasury Bills, bankers acceptances and
      commercial paper                                            43,400          --           --         43,400
    Affiliates                                                   220,000          --           --        220,000
                                                            ------------  -----------  -----------  ------------
        Total short-term bonds                                   263,400          --           --        263,400
                                                            ------------  -----------  -----------  ------------
Total bonds                                                 $  2,026,868   $ 134,431    $  (7,346)  $  2,153,953
                                                            ------------  -----------  -----------  ------------
                                                            ------------  -----------  -----------  ------------



                                                                             DECEMBER 31, 1997
                                                            ----------------------------------------------------
                                                                             GROSS        GROSS      ESTIMATED
                                                             AMORTIZED    UNREALIZED   UNREALIZED       FAIR
                                                                COST         GAINS      (LOSSES)       VALUE
                                                            ------------  -----------  -----------  ------------
                                                                               (IN THOUSANDS)
Long-term bonds:
    United States government and government agencies and
      authorities                                           $    126,923   $   5,529    $      --   $    132,452
    States, provinces and political subdivisions                  22,361       2,095           --         24,456
    Public utilities                                             398,939      35,338          (91)       434,186
    Transportation                                               214,130      22,000         (390)       235,740
    Finance                                                      157,891       5,885         (120)       163,656
    All other corporate bonds                                    990,455      52,678       (5,456)     1,037,677
                                                            ------------  -----------  -----------  ------------
        Total long-term bonds                                  1,910,699     123,525       (6,057)     2,028,167
                                                            ------------  -----------  -----------  ------------
Short-term bonds:
    U.S. Treasury Bills, bankers acceptances and
      commercial paper                                           431,032          --           --        431,032
    Affiliates                                                   110,000          --           --        110,000
                                                            ------------  -----------  -----------  ------------
        Total short-term bonds                                   541,032          --           --        541,032
                                                            ------------  -----------  -----------  ------------
Total bonds                                                 $  2,451,731   $ 123,525    $  (6,057)  $  2,569,199
                                                            ------------  -----------  -----------  ------------
                                                            ------------  -----------  -----------  ------------

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



3.  BONDS (CONTINUED):


The amortized cost and estimated fair value of bonds at December 31, 1998 are shown below by contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call and/or prepayment penalties.



                                                                                           DECEMBER 31, 1998
                                                                                       --------------------------
                                                                                        AMORTIZED     ESTIMATED
                                                                                           COST       FAIR VALUE
                                                                                       ------------  ------------
                                                                                             (IN THOUSANDS)
Maturities:
    Due in one year or less                                                            $    459,631  $    460,787
    Due after one year through five years                                                   329,625       336,516
    Due after five years through ten years                                                  264,372       283,840
    Due after ten years                                                                     703,341       781,253
                                                                                       ------------  ------------
                                                                                          1,756,969     1,862,396
    Mortgage-backed securities                                                              269,899       291,557
                                                                                       ------------  ------------
Total bonds                                                                            $  2,026,868  $  2,153,953
                                                                                       ------------  ------------
                                                                                       ------------  ------------



Proceeds from sales and maturities of investments in debt securities during 1998, 1997, and 1996 were $1,016,811,000, $980,264,000, and $1,554,016,000, gross gains were $17,025,000, $10,732,000, and $16,975,000 and gross losses were $866,000, $2,446,000, and $10,885,000, respectively.



Bonds included above with an amortized cost of approximately $2,572,000, $2,578,000 and $2,060,000 at December 31, 1998, 1997 and 1996, respectively, were on deposit with governmental authorities as required by law.



Excluding investments in U.S. government and agencies securities, the Company is not exposed to significant concentration of credit risk in its portfolio.



4.  SECURITIES LENDING



The Company has a securities lending program operated on its behalf by the Company's primary custodian, Chase Manhattan Bank of New York. The custodian has indemnified the Company against losses arising from this program. There were no securities out on loan as of December 31, 1998 and 1997. Income resulting from this program was $94,000, $200,000 and $137,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



5.  MORTGAGE LOANS



The Company invests in commercial first mortgage loans throughout the United States. The Company monitors the condition of the mortgage loans in its portfolio. In those cases where mortgages have been restructured, appropriate allowances for losses have been made. In those cases where, in management's judgment, the mortgage loans' values are impaired, appropriate losses are recorded.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



5.  MORTGAGE LOANS (CONTINUED):


The following table shows the geographical distribution of the mortgage loan portfolio.



                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1998        1997
                                                                                           ----------  ----------
                                                                                               (IN THOUSANDS)
California                                                                                 $   82,397  $  119,122
Massachusetts                                                                                  53,528      58,981
Michigan                                                                                       34,357      42,912
New York                                                                                       21,190      45,696
Ohio                                                                                           36,171      51,862
Pennsylvania                                                                                   93,587      97,949
Washington                                                                                     36,548      54,948
All other                                                                                     177,225     212,565
                                                                                           ----------  ----------
                                                                                           $  535,003  $  684,035
                                                                                           ----------  ----------
                                                                                           ----------  ----------



The Company has restructured mortgage loans totaling $30,743,000 and $26,284,000 at December 31, 1998 and 1997, respectively, against which there are allowances for losses of $2,120,000 and $3,026,000, respectively.



The Company has made commitments of mortgage loans on real estate into the future.The outstanding commitments for these mortgages amount to $18,005,000 and $12,300,000 at December 31, 1998 and 1997, respectively.



6.  INVESTMENT GAINS AND LOSSES



                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                    1998        1997       1996
                                                                                 ----------  ----------  ---------
                                                                                          (IN THOUSANDS)
Net realized gains (losses):
Bonds                                                                            $    5,659  $    2,882  $   5,631
Common stock of affiliates                                                               --      21,195         --
Common stocks                                                                            48
Mortgage loans                                                                        2,374       3,837        763
Real estate                                                                             955       2,912        599
Other invested assets                                                                (3,827)       (717)       567
                                                                                 ----------  ----------  ---------
Subtotal                                                                              5,209      30,109      7,560
Capital gains tax expense                                                             4,815       3,403      2,698
                                                                                 ----------  ----------  ---------
Total                                                                            $      394  $   26,706  $   4,862
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------
Changes in unrealized gains (losses):
Common stock of affiliates                                                       $     (302) $   (2,894) $  (5,739)
Mortgage loans                                                                       (1,312)      1,524       (600)
Real estate                                                                             403       3,377      4,624
Other invested assets                                                                   827        (855)        --
                                                                                 ----------  ----------  ---------
Total                                                                            $     (384) $    1,152  $  (1,715)
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------



Realized capital gains and losses on bonds and mortgages and interest rate swaps which relate to changes in levels of interest rates are charged or credited to an interest maintenance reserve ("IMR") and amortized into income over the remaining contractual life of the security sold. The net realized capital gains credited to

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



6.  INVESTMENT GAINS AND LOSSES (CONTINUED):


the interest maintenance reserve were $8,943,000 in 1998, $6,321,000 in 1997, and $7,710,000 in 1996. All gains and losses are transferred net of applicable income taxes.



7.  NET INVESTMENT INCOME



Net investment income consisted of:



                                                                                   YEARS ENDED DECEMBER 31,
                                                                              ----------------------------------
                                                                                 1998        1997        1996
                                                                              ----------  ----------  ----------
                                                                                        (IN THOUSANDS)
Interest income from bonds                                                    $  167,436  $  188,924  $  178,695
Income from investment in common stock of affiliates                               3,675      41,181      50,408
Interest income from mortgage loans                                               53,269      76,073      92,591
Real estate investment income                                                     15,932      17,161      16,249
Interest income from policy loans                                                  2,881       3,582       2,790
Other investment income (loss)                                                      (641)       (193)      1,710
                                                                              ----------  ----------  ----------
Gross investment income                                                          242,552     326,728     342,443
                                                                              ----------  ----------  ----------
Interest on surplus notes and notes payable                                      (44,903)    (42,481)    (23,061)
Investment expenses                                                              (13,117)    (13,998)    (15,629)
                                                                              ----------  ----------  ----------
Net investment income                                                         $  184,532  $  270,249  $  303,753
                                                                              ----------  ----------  ----------
                                                                              ----------  ----------  ----------



8.  DERIVATIVES



The Company uses derivative instruments for interest rate risk management purposes, including hedges against specific interest rate risk and to minimize the Company's exposure to fluctuations in interest rates. The Company's use of derivatives has included U.S. Treasury futures, conventional interest rate swaps, and forward spread lock interest rate swaps.



In the case of interest rate futures, gains or losses on contracts that qualify as hedges are deferred until the earliest of the completion of the hedging transaction, determination that the transaction will no longer take place, or determination that the hedge is no longer effective. Upon completion of the hedge, where it is impractical to allocate gains or losses to specific hedged assets or liabilities, gains or losses are deferred in IMR and amortized over the remaining life of the hedged assets. At December 31, 1998 and 1997 there were no futures contracts outstanding.



In the case of interest rate and foreign currency swap agreements and forward spread lock interest rate swap agreements, gains or losses on terminated swaps are deferred in the IMR and amortized over the shorter of the remaining life of the hedged asset sold or the remaining term of the swap contract. The net differential to be paid or received on interest rate swaps is recorded monthly as interest rates change.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



8.  DERIVATIVES (CONTINUED):


Options are used to hedge the stock market interest exposure in the mortality and expense risk charges and guaranteed minimum death benefit features of the Company's variable annuities. The Company's open positions are as follows:



                                                                                         SWAPS OUTSTANDING
                                                                                       AT DECEMBER 31, 1998
                                                                                 ---------------------------------
                                                                                      NOTIONAL       MARKET VALUE
                                                                                 PRINCIPAL AMOUNTS   OF POSITIONS
                                                                                 ------------------  -------------
                                                                                          (IN THOUSANDS)
Conventional interest rate swaps                                                    $     45,000       $     508
Foreign currency swap                                                                      1,178             263



                                                                                         SWAPS OUTSTANDING
                                                                                       AT DECEMBER 31, 1997
                                                                                 ---------------------------------
                                                                                      NOTIONAL       MARKET VALUE
                                                                                 PRINCIPAL AMOUNTS   OF POSITIONS
                                                                                 ------------------  -------------
                                                                                          (IN THOUSANDS)
Conventional interest rate swaps                                                    $     80,000       $  (2,891)
Foreign currency swap                                                                      1,700             208
Forward spread lock swaps                                                                 50,000             274
Asian Put Option S & P 500                                                                75,000             693



The market value of swaps is the estimated amount that the Company would receive or pay on termination or sale, taking into account current interest rates and the current credit worthiness of the counterparties. The Company is exposed to potential credit loss in the event of nonperformance by counterparties. The counterparties are major financial institutions and management believes that the risk of incurring losses related to credit risk is remote.



9.  LEVERAGED LEASES



The Company is a lessor in a leveraged lease agreement entered into on October 21, 1994, under which equipment having an estimated economic life of 25-40 years was leased for a term of 9.75 years. The Company's equity investment represented 22.9% of the purchase price of the equipment. The balance of the purchase price was furnished by third-party long-term debt financing, collateralized by the equipment and non-recourse to the Company. At the end of the lease term, the Master Lessee may exercise a fixed price purchase option to purchase the equipment.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



9.  LEVERAGED LEASES (CONTINUED):


The Company's net investment in leveraged leases is composed of the following elements:



                                                                                              DECEMBER 31,
                                                                                         ----------------------
                                                                                            1998        1997
                                                                                         ----------  ----------
                                                                                             (IN THOUSANDS)
Lease contracts receivable                                                               $   78,937  $   92,605
Less non-recourse debt                                                                      (78,920)    (92,589)
                                                                                         ----------  ----------
                                                                                                 17          16
Estimated residual value of leased assets                                                    41,150      41,150
Less unearned and deferred income                                                            (8,932)    (10,324)
                                                                                         ----------  ----------
Investment in leveraged leases                                                               32,235      30,842
Less fees                                                                                      (138)       (163)
                                                                                         ----------  ----------
Net investment in leveraged leases                                                       $   32,097  $   30,679
                                                                                         ----------  ----------
                                                                                         ----------  ----------



The net investment is included in "other invested assets" on the balance sheet.



10. REINSURANCE



The Company has agreements with SLOC which provide that SLOC will reinsure the mortality risks of the individual life insurance contracts sold by the Company. Under these agreements basic death benefits and supplementary benefits are reinsured on a yearly renewable term basis and coinsurance basis, respectively. Reinsurance transactions under these agreements had the effect of decreasing income from operations by approximately $2,128,000, $1,381,000 and $1,603,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



Effective January 1, 1991, the Company entered into an agreement with SLOC under which certain individual life insurance contracts issued by SLOC were reinsured by the Company on a 90% coinsurance basis. During 1997 SLOC changed certain assumptions used in determining the gross and the ceded reserve balance. The Company reflected the effect of the changes in assumptions to its assumed reserves as a direct credit to surplus. The effect of the change was a $39,016,000 decrease in reserves. Also, the agreement required SLOC to reinsure the mortality risks in excess of $500,000 per policy for the individual life insurance contracts assumed by the Company. Such death benefits are reinsured on a yearly renewable term basis. The life reinsurance assumed agreement required the reinsurer to withhold funds in amounts equal to the reserves assumed. These agreements had the effect of increasing income from operations by approximately $24,579,000, $37,050,000 and $35,161,000 for the years ended December 31, 1998,
1997 and 1996, respectively. The Company terminated this agreement effective October 1, 1998, resulting in an increase in income from operations of $65,679,000 which included a cash settlement.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



10. REINSURANCE (CONTINUED):


The following are summarized pro-forma results of operations of the Company for the years ended December 31, 1998, 1997 and 1996 before the effect of reinsurance transactions with SLOC:



                                                                                YEARS ENDED DECEMBER 31,
                                                                        ----------------------------------------
                                                                            1998          1997          1996
                                                                        ------------  ------------  ------------
                                                                                     (IN THOUSANDS)
Income:
    Premiums, annuity deposits and other revenues                       $  2,377,364  $  2,340,733  $  1,941,423
    Net investment income and realized gains                                 187,208       298,120       310,172
                                                                        ------------  ------------  ------------
    Subtotal                                                               2,564,572     2,638,853     2,251,595
                                                                        ------------  ------------  ------------
Benefits and Expenses:
    Policyholder benefits                                                  2,312,247     2,350,354     2,011,998
    Other expenses                                                           203,238       187,591       155,531
                                                                        ------------  ------------  ------------
    Subtotal                                                               2,515,485     2,537,945     2,167,529
                                                                        ------------  ------------  ------------
Income from operations                                                  $     49,087  $    100,908  $     84,066
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------



The Company has an agreement with an unrelated company which provides reinsurance of certain individual life insurance contracts on a modified coinsurance basis and under which all deficiency reserves related to these contracts are reinsured. Reinsurance transactions under this agreement had the effect of increasing income from operations by $3,008,000 in 1998, and decreasing income from operations by $2,658,000 in 1997 and $46,000 in 1996.



11. WITHDRAWAL CHARACTERISTICS OF ANNUITY ACTUARIAL RESERVES AND DEPOSIT LIABILITIES



The withdrawal characteristics of general account and separate account annuity reserves and deposits are as follows:



                                                                                              DECEMBER 31, 1998
                                                                                        -----------------------------
                                                                                            AMOUNT       % OF TOTAL
                                                                                        --------------  -------------
                                                                                               (IN THOUSANDS)
Subject to discretionary withdrawal-with adjustment:
    With market value adjustment                                                        $    2,896,529          19
    At book value less surrender charges (surrender charge >5%)                             10,227,212          66
    At book value (minimal or no charge or adjustment)                                       1,264,453           8
Not subject to discretionary withdrawal provision                                            1,106,197           7
                                                                                        --------------         ---
Total annuity actuarial reserves and deposit liabilities                                $   15,494,391         100
                                                                                        --------------         ---
                                                                                        --------------         ---



                                                                                              DECEMBER 31, 1997
                                                                                        -----------------------------
                                                                                            AMOUNT       % OF TOTAL
                                                                                        --------------  -------------
                                                                                               (IN THOUSANDS)
Subject to discretionary withdrawal-with adjustment:
    With market value adjustment                                                        $    3,415,394          25
    At book value less surrender charges (surrender charge >5%)                              7,672,211          57
    At book value (minimal or no charge or adjustment)                                       1,259,698           9
Not subject to discretionary withdrawal provision                                            1,164,651           9
                                                                                        --------------         ---
Total annuity actuarial reserves and deposit liabilities                                $   13,511,954         100
                                                                                        --------------         ---
                                                                                        --------------         ---

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



12. SEGMENT INFORMATION



The Company offers financial products and services such as fixed and variable annuities, retirement plan services and life insurance on an individual basis. Within these areas, the Company conducts business principally in two operating segments and maintains a corporate segment to provide for the capital needs of the various operating segments and to engage in other financing related activities.



The Individual Insurance segment markets and administers a variety of life insurance products sold to individuals and corporate owners of individual life insurance. The products include whole life, universal life and variable life products.



The Retirement Products and Services ("RPS") segment markets and administers individual and group variable annuity products, individual and group fixed annuity products which include market value adjusted annuities, and other retirement benefit products.



The following amounts pertain to the various business segments:



                                                                                               FEDERAL
                                                       TOTAL          TOTAL         PRETAX      INCOME        TOTAL
(IN THOUSANDS)                                        REVENUES    EXPENDITURES*     INCOME      TAXES         ASSETS
--------------------------------------------------  ------------  --------------  ----------  ----------  --------------
    1998
Individual Insurance                                $    229,710   $    144,800   $   84,910  $   (4,148) $      199,683
RPS                                                    2,527,608      2,483,715       43,893      12,486      16,123,905
Corporate                                                 10,959          3,042        7,917       3,375         579,033
                                                    ------------  --------------  ----------  ----------  --------------
    Total                                           $  2,768,277   $  2,631,557   $  136,720  $   11,713  $   16,902,621
                                                    ------------  --------------  ----------  ----------  --------------
      1997
Individual Insurance                                     304,141        272,333       31,808      13,825       1,143,697
RPS                                                    2,533,006      2,507,591       25,414      10,667      14,043,221
Corporate                                                 57,897          5,244       52,653     (17,153)        738,439
                                                    ------------  --------------  ----------  ----------  --------------
    Total                                           $  2,895,044   $  2,785,169   $  109,875  $    7,339  $   15,925,357
                                                    ------------  --------------  ----------  ----------  --------------
      1996
Individual Insurance                                     281,309        255,846       25,463      13,931         817,115
RPS                                                    2,174,602      2,151,126       23,476       1,203      12,057,572
Corporate                                                 64,721            898       63,823     (20,534)        689,266
                                                    ------------  --------------  ----------  ----------  --------------
    Total                                           $  2,520,632   $  2,407,870   $  112,762  $   (5,400) $   13,563,953
                                                    ------------  --------------  ----------  ----------  --------------


------------------------


* Total expenditures include dividends to policyholders of $(5,981) for 1998, $33,316 for 1997 and $29,189 for 1996.



13. RETIREMENT PLANS



The Company participates with SLOC in a noncontributory defined benefit pension plan covering essentially all employees. The benefits are based on years of service and compensation.



The funding policy for the pension plan is to contribute an amount which at least satisfies the minimum amount required by ERISA; currently, the plan is fully funded. The Company is charged for its share of the pension cost based upon its covered participants. Pension plan assets consist principally of separate accounts of SLOC.



The Company's share of the group's accrued pension cost was $1,178,000 and $593,000 at December 31, 1998 and 1997, respectively. The Company's share of net periodic pension cost was $586,000, $146,000 and $27,000, for 1998, 1997 and
1996, respectively.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



13. RETIREMENT PLANS (CONTINUED):


The Company also participates with SLOC and certain affiliates in a 401(k) savings plan for which substantially all employees are eligible. The Company matches, up to specified amounts, employees' contributions to the plan. Company contributions were $231,000, $259,000 and $233,000 for the years ended December 31, 1998, 1997 and 1996, respectively.



OTHER POST-RETIREMENT BENEFIT PLANS



In addition to pension benefits the Company provides certain health, dental, and life insurance benefits ("post-retirement benefits") for retired employees and dependents. Substantially all employees may become eligible for these benefits if they reach normal retirement age while working for the Company, or retire early upon satisfying an alternate age plus service condition. Life insurance benefits are generally set at a fixed amount.



Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." SFAS No. 106 requires an accrual of the estimated cost of retiree benefit payments during the years the employee provides services. SFAS No. 106 allows recognition of the cumulative effect of the liability in the year of adoption or the amortization of the obligation over a period of up to 20 years. The obligation of approximately $455,000 is recognized over a period of ten years. The Company's cash flows are not affected by implementation of this standard, but implementation decreased net income by $95,000, $117,000, and $8,000 for the years ended December 31, 1998, 1997, and 1996, respectively. The Company's post retirement health, dental and life insurance benefits currently are not funded.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



13. RETIREMENT PLANS (CONTINUED):


OTHER POST-RETIREMENT BENEFIT PLANS CONTINUED



The following table sets forth the change in the pension and other postretirement benefit plans' benefit obligations and assets as well as the plans' funded status reconciled with the amount shown in the Company's financial statements at December 31:



                                                                      PENSION BENEFITS        OTHER BENEFITS
                                                                      1998        1997        1998       1997
                                                                   ----------  ----------  ----------  ---------
                                                                                  (IN THOUSANDS)
Change in benefit obligation:
    Benefit obligation at beginning of year                        $   79,684  $   70,848  $    9,845  $   9,899
    Service cost                                                        4,506       4,251         240        306
    Interest cost                                                       6,452       5,266         673        725
    Amendments                                                             --       1,000          --         --
    Actuarial loss (gain)                                              21,975          --         308       (801)
    Benefits paid                                                      (1,825)     (1,681)       (647)      (284)
                                                                   ----------  ----------  ----------  ---------
Benefit obligation at end of year                                  $  110,792  $   79,684  $   10,419  $   9,845
                                                                   ----------  ----------  ----------  ---------
                                                                   ----------  ----------  ----------  ---------
The Company's share:
    Benefit obligation at beginning of year                        $    5,094  $    4,529  $      385  $     384
    Benefit obligation at end of year                              $    9,125  $    5,094  $      416  $     385
Change in plan assets:
    Fair value of plan assets at beginning of year                 $  136,610  $  122,807  $       --  $      --
    Actual return on plan assets                                       16,790      15,484          --         --
    Employer contribution                                                  --          --         647        284
    Benefits paid                                                      (1,825)     (1,681)       (647)      (284)
                                                                   ----------  ----------  ----------  ---------
Fair value of plan assets at end of year                           $  151,575  $  136,610  $       --  $      --
                                                                   ----------  ----------  ----------  ---------
                                                                   ----------  ----------  ----------  ---------
Funded status                                                      $   40,783  $   56,926  $  (10,419) $  (9,845)
Unrecognized net actuarial gain (loss)                                 (2,113)    (18,147)        586        257
Unrecognized transition obligation (asset)                            (24,674)    (26,730)        185        230
Unrecognized prior service cost                                         7,661       8,241          --         --
                                                                   ----------  ----------  ----------  ---------
Prepaid (accrued) benefit cost                                     $   21,657  $   20,290  $   (9,648) $  (9,358)
                                                                   ----------  ----------  ----------  ---------
                                                                   ----------  ----------  ----------  ---------
The Company's share of accrued benefit cost                        $   (1,178) $     (593) $     (195) $    (102)
Weighted-average assumptions as of December 31:
    Discount rate                                                       6.75%       7.50%       6.75%      7.50%
    Expected return on plan assets                                      8.00%       7.50%         N/A        N/A
    Rate of compensation increase                                       4.50%       4.50%         N/A        N/A

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



13. RETIREMENT PLANS (CONTINUED):


For measurement purposes, a 10.1% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1998 (5.7% for dental benefits). The rates were assumed to decrease gradually to 5% for 2005 and remain at that level thereafter.



                                                                             1998       1997       1998       1997
                                                                          ----------  ---------  ---------  ---------
Components of net periodic benefit cost:
    Service cost                                                          $    4,506  $   4,251  $     240  $     306
    Interest cost                                                              6,452      5,266        673        725
    Expected return on plan assets                                           (10,172)    (9,163)        --         --
    Amortization of transition obligation (asset)                             (2,056)    (2,056)        45         45
    Amortization of prior service cost                                           580        517         --         --
    Recognized net actuarial (gain) loss                                        (677)      (789)       (20)        71
                                                                          ----------  ---------  ---------  ---------
Net periodic benefit cost                                                 $   (1,367) $  (1,974) $     938  $   1,147
                                                                          ----------  ---------  ---------  ---------
                                                                          ----------  ---------  ---------  ---------
    The Company's share of net periodic benefit cost                      $      586  $     146  $      95  $     117
                                                                          ----------  ---------  ---------  ---------
                                                                          ----------  ---------  ---------  ---------



Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:



                                                                          1-PERCENTAGE-POINT   1-PERCENTAGE-POINT
                                                                               INCREASE             DECREASE
                                                                          -------------------  -------------------
                                                                                       (IN THOUSANDS)
Effect on total of service and interest cost components                        $     210            $    (170)
Effect on postretirement benefit obligation                                        2,026               (1,697)

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



14. FAIR VALUE OF FINANCIAL INSTRUMENTS



The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 1998 and 1997:


                                                                  DECEMBER 31, 1998
                                                       ---------------------------------------
                                                        CARRYING AMOUNT   ESTIMATED FAIR VALUE
                                                       -----------------  --------------------
                                                                   (IN THOUSANDS)
ASSETS:
Bonds                                                    $   2,026,868       $    2,153,953
Mortgages                                                      535,003              556,143
Derivatives                                                         --                  771
LIABILITIES:
Insurance reserves                                       $     121,100       $      121,100
Individual annuities                                           274,448              271,849
Pension products                                             1,104,489            1,145,351


                                                                  DECEMBER 31, 1997
                                                       ---------------------------------------
                                                        CARRYING AMOUNT   ESTIMATED FAIR VALUE
                                                       -----------------  --------------------
                                                                   (IN THOUSANDS)
ASSETS:
Bonds                                                    $   2,451,731       $    2,569,199
Mortgages                                                      684,035              706,975
LIABILITIES:
Insurance reserves                                       $     123,128       $      123,128
Individual annuities                                           307,668              302,165
Pension products                                             1,527,433            1,561,108
Derivatives                                                         --               (1,716)



The major methods and assumptions used in estimating the fair values of financial instruments are as follows:



The fair values of short-term bonds are estimated to be the amortized cost. The fair values of long-term bonds which are publicly traded are based upon market prices or dealer quotes. For privately placed bonds, fair values are estimated by taking into account prices for publicly traded bonds of similar credit risk and maturity and repayment and liquidity characteristics.



The fair values of the Company's general account insurance reserves and liabilities under investment-type contracts (insurance, annuity and pension contracts that do not involve mortality or morbidity risks) are estimated using discounted cash flow analyses or surrender values. Those contracts that are deemed to have short-term guarantees have a carrying amount equal to the estimated market value.



The fair values of mortgages are estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.



The fair values of derivative financial instruments are estimated using the process described in Note 8.



15. STATUTORY INVESTMENT VALUATION RESERVES



The asset valuation reserve ("AVR") provides a reserve for losses from investments in bonds, stocks, mortgage loans, real estate and other invested assets with related increases or decreases being recorded directly to surplus.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



15. STATUTORY INVESTMENT VALUATION RESERVES (CONTINUED):


Realized capital gains and losses on bonds and mortgages which relate to changes in levels of interest rates are charged or credited to an interest maintenance reserve ("IMR") and amortized into income over the remaining contractual life of the security sold.



The table shown below presents changes in the major elements of the AVR and IMR.



                                                                               YEARS ENDED DECEMBER 31,
                                                                              1998                  1997
                                                                      --------------------  --------------------
                                                                         AVR        IMR        AVR        IMR
                                                                      ---------  ---------  ---------  ---------
                                                                                    (IN THOUSANDS)
Balance, beginning of year                                            $  47,605  $  33,830  $  53,911  $  28,675
Net realized investment gains, net of tax                                   256      8,942     17,400      6,321
Amortization of net investment gains                                         --     (2,282)        --     (1,166)
Unrealized investment losses                                             (6,550)        --     (2,340)        --
Required by formula                                                       3,081         --    (21,366)        --
                                                                      ---------  ---------  ---------  ---------
Balance, end of year                                                  $  44,392  $  40,490  $  47,605  $  33,830
                                                                      ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------



16. FEDERAL INCOME TAXES



The Company and its subsidiaries file a consolidated federal income tax return. Federal income taxes are calculated for the consolidated group based upon amounts determined to be payable as a result of operations within the current year. No provision is recognized for timing differences which may exist between financial statement and taxable income. Such timing differences include reserves, depreciation and accrual of market discount on bonds. Cash payments for federal income taxes were approximately $48,144,000, $31,000,000 and $19,264,000 for the years ended December 31, 1998, 1997 and 1996, respectively. The Company is currently undergoing an audit by the Internal Revenue Service. The Company believes that there will be no material audit adjustments for the periods under examination.



17. SURPLUS NOTES AND NOTES RECEIVABLE (PAYABLE)



On December 22, 1997, the Company issued a $250,000,000 surplus note to Life Holdco. This note has an interest rate of 8.625% and is due on or after November 6, 2027.



On May 9, 1997, the Company issued a short-term note of $600,000,000 to Life Holdco at an interest rate of 5.10%, which was extended at various interest rates. This note was repaid on December 22, 1997.



On December 19, 1995, the Company issued surplus notes totaling $315,000,000 to an affiliate, Sun Canada Financial Co., at interest rates between 5.75% and 7.25%. Of these notes, $157,500,000 will mature in the year 2007 and $157,500,000 will mature in the year 2015. Interest on these notes is payable semiannually.



Principal and interest on surplus notes are payable only to the extent that the Company meets specified requirements regarding free surplus exclusive of the principal amount and accrued interest, if any, on these notes and with the consent of the Delaware Insurance Commissioner.



The Company accrued $4,259,000 and $ 964,000 for interest on surplus notes for the years ended December 31, 1998 and 1997, respectively.



The Company accrued $4,259,000 and $964,000 for interest on surplus notes for the years ended December 31, 1998 and 1997, respectively.



The Company expensed $44,903,000, $42,481,000 and $23,061,000 for interest on surplus notes and notes payable for the years ended December 31, 1998, 1997 and 1996, respectively.

SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
(Wholly-Owned Subsidiary of Sun Life of Canada (U.S.) Holdings, Inc.)



NOTES TO STATUTORY FINANCIAL STATEMENTS (CONTINUED)
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996



18. TRANSACTIONS WITH AFFILIATES



The Company has an agreement with SLOC which provides that SLOC will furnish, as requested, personnel as well as certain services and facilities on a cost-reimbursement basis. Expenses under this agreement amounted to approximately $16,344,000 in 1998, $15,997,000 in 1997, and $20,192,000 in 1996.



The Company leases office space to SLOC under lease agreements with terms expiring in September, 1999 and options to extend the terms for each of thirteen successive five-year terms at fair market rental not to exceed 125% of the fixed rent for the term which is ending. Rent received by the Company under the leases for 1998 amounted to approximately $6,856,000.



19. RISK-BASED CAPITAL



Effective December 31, 1993, the NAIC adopted risk-based capital requirements for life insurance companies. The risk-based capital requirements provide a method for measuring the minimum acceptable amount of adjusted capital that a life insurer should have, as determined under statutory accounting practices, taking into account the risk characteristics of its investments and products. The Company has met the minimum risk-based capital requirements at December 31, 1998, 1997 and 1996.



20. ACCOUNTING POLICIES AND PRINCIPLES



The financial statements of the Company have been prepared on the basis of statutory accounting practices which, prior to 1996, were considered by the insurance industry and the accounting profession to be in accordance with GAAP for mutual life insurance companies. The primary differences between statutory accounting practices and GAAP are described as follows. Under statutory accounting practices, financial statements are not consolidated and investments in subsidiaries are shown at net equity value. Accordingly, the assets, liabilities and results of operations of the Company's subsidiaries are not consolidated with the assets, liabilities and results of operations, respectively, of the Company. Changes in net equity value of the common stock of the Company's United States life insurance subsidiaries are directly reflected in the Company's surplus. Changes in the net equity value of the common stock of all other subsidiaries are directly reflected in the Company's Asset Valuation Reserve. Dividends paid by subsidiaries to the Company are included in the Company's net investment income.



Other differences between statutory accounting practices and GAAP include the following: statutory accounting practices do not recognize the following assets or liabilities which are reflected under GAAP: deferred policy acquisition costs, deferred federal income taxes and statutory nonadmitted assets. Asset Valuation Reserves and Interest Maintenance Reserves are established under statutory accounting practices but not under GAAP. Methods for calculating real estate depreciation and investment valuation allowances differ under statutory accounting practices and GAAP. Actuarial assumptions and reserving methods differ under statutory accounting practices and GAAP. Premiums for universal life and investment-type products are recognized as income for statutory purposes and as deposits to policyholders' accounts for GAAP.



Because the Company's management uses financial information prepared in conformity with accounting principles generally accepted in Canada in the normal course of business, the management of Sun Life Assurance Company of Canada (U.S.) has determined that the cost of complying with Statement No. 120, "Accounting and Reporting by Mutual Insurance Enterprises and by Insurance Enterprises for Certain Long Duration Participating Contracts", exceeds the benefits that the Company, or the users of its financial statements, would experience. Consequently, the Company has elected not to apply such standards in the preparation of these financial statements.

INDEPENDENT AUDITORS' REPORT



TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)



We have audited the accompanying statutory statements of admitted assets, liabilities and capital stock and surplus of Sun Life Assurance Company of Canada (U.S.) (the "Company") as of December 31, 1998 and 1997, and the related statutory statements of operations, changes in capital stock and surplus, and cash flow for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



As described more fully in Notes 1 and 20 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the Insurance Department of the State of Delaware, which is a comprehensive basis of accounting other than generally accepted accounting principles. The effects on the financial statements of the differences between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable, are presumed to be material.



In our opinion, the statutory financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, and capital stock and surplus of Sun Life Assurance Company of Canada (U.S.) as of December 31, 1998 and 1997, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1998 on the basis of accounting described in Notes 1 and 20.



However, because of the differences between the two bases of accounting referred to in the second preceding paragraph, in our opinion, the statutory financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of Sun Life Assurance Company of Canada (U.S.) as of December 31, 1998 and 1997 or the results of its operations or its cash flow for each of the three years in the period ended December 31, 1998.



As management has stated in Note 20, because the Company's management uses financial information prepared in accordance with accounting principles generally accepted in Canada in the normal course of business, the management of Sun Life Assurance Company of Canada (U.S.) has determined that the cost of complying with Statement No. 120, ACCOUNTING AND REPORTING BY MUTUAL LIFE INSURANCE ENTERPRISES AND BY INSURANCE ENTERPRISES FOR CERTAIN LONG-DURATION PARTICIPATING CONTRACTS, would exceed the benefits that the Company, or the users of its financial statements, would experience. Consequently, the Company has elected not to apply such standards in the preparation of these financial statements.



February 5, 1999

                                    APPENDIX
                 EXAMPLES OF THE MARKET VALUE ADJUSTMENT (MVA)

1. The MVA factor for all Guarantee Periods, except Floating Rate Guarantee Periods, is:

                                   N/12
                        1 + I
                    (  --------  )      -1
                      1 + J + b

      The following examples assume the following:

          (a) The Guarantee Amount was allocated to a five year Guarantee Period with a Guaranteed Interest Rate of 6% or .06 (I).

          (b) The date of surrender is two years from the Expiration Date (N =
              24).

          (c) The value of the Guarantee Amount on the date of surrender is $11,910.16.

          (d) The Accumulation Account Value at the beginning of the current Account Year was $11,236.00.

          (e) No transfers or partial withdrawals have been made.

          (f) Withdrawal charges, if any, are calculated in the same manner described in the Prospectus (See "Withdrawal Charges").

          (g) The b factor for the Contract is .0025 (b).

EXAMPLE OF A NEGATIVE MVA:

      Assume that on the date of surrender, the current rate (J) is 8% or .08.

                                      N/12
                           1 + I
    The MVA factor =   (  --------  )       -1
                         1 + J + b

                                           24/12
                             1 + .06
                   =   ( --------------  )       -1
                         1 + .08 + .0025

                       2
                   =   (.979) -1

                   =   .959 -1

                   = - .041

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

               ($11,910.16 - $11,236.00 X .1) X (-.041) = -$443.74

      -$443.74 represents the MVA that will be deducted from the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $11,236.00 X .1) X (-$.041) = -$36.05. -$36.05. represents the MVA that will be deducted from the partial withdrawal amount before the deduction of any withdrawal charge.

EXAMPLE OF A POSITIVE MVA:

      Assume that on the date of surrender, the current rate (J) is 5% or .05.

                                     N/12
                           1 + I
    The MVA factor =   ( --------  )       -1
                         1 + J + b

                                           24/12
                             1 + .06
                   =   ( --------------  )       -1
                         1 + .05 + .0025

                       2
                   =   (1.007) -1

                   =   1.014 -1

                   =   .014

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                 ($11,910.16 - $11,236.00 X .1) X .014 = $154.28

      $154.28 represents the MVA that would be added to the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $11,236.00 X .1) X (.019) = $12.53.

      $12.53 represents the MVA that would be added to the partial withdrawal amount before the deduction of any withdrawal charge.

2. The MVA factor for Floating Rate Guarantee Periods is calculated similarly applying the following formula:

                      [(1 + F - X)/(1 + F - Y + b)]N/12 -1

where,

      F is the Floating Rate currently being used in determining the Floating Rate Guarantee Period's Guaranteed Interest Rate,

      X is the Floating Rate Spread in effect during the current Floating Rate Guarantee Period,

      Y is the Floating Rate Spread, as of the date of the application of the MVA, for current allocations to new Floating Rate Guarantee Periods equal to the balance of the current Floating Rate Guarantee Period, rounded up to the next higher number of complete years,

      b is a factor which the Company will determine for a Contract and which will not exceed 0.25%, and

      N is the number of complete months remaining in the current Floating Rate Guarantee Period.

      In the determination of Y, if the Company currently does not offer the applicable Floating Rate Guarantee Period, then the rate will be determined by using the next longer Floating Rate Guarantee Period that is available. If the Company currently does not offer a longer Floating Rate Guarantee Period, the Company will determine, in an equitable manner and in its sole discretion, the value of Y.

3.    The following examples assume the following:

          (a) The Guarantee Amount was allocated to a five year Guarantee Period with a Guaranteed Interest Rate of LIBOR - 1.25% (X = 1.25%).

          (b) The date of surrender is two years from the Expiration Date (N =
              24).

          (c) The value of the Floating Rate Guarantee Amount on the date of surrender is $11,910.16.

          (d) The Account Value at the beginning of the current Account Year was $11,236.00.

          (e) No transfers or partial withdrawals affecting this Guarantee Amount have been made.

          (f) Withdrawal charges, if any, are calculated in the same manner described in the Prospectus (See "Withdrawal Charges").

          (g) The LIBOR rate currently used for crediting interest to the Contract equals 7.25% (F).

          (h) The b factor for the Contract is .0025 (b).

EXAMPLE OF A NEGATIVE MVA:

      Assume that on the date of surrender, the current Floating Rate Spread (Y) is .90%.

                                          N/12
                           1 + F - X
    The MVA factor =   ( -------------- )       -1
                         1 + F - Y + b

                                                              24/12
                                   1 + .0725 - .0125
                     =     (   -------------------------  )              -1
                               1 + .0725 - .0090 + .0025
                           2
                     =     (.994) -1

                     =     .989 -1

                     = -.011

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                ($11,910.16 - $11,236 X .1) X (-.011) = -$121.08

      -$121.08 represents the MVA that will be deducted from the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $11,236 X .1) X (-.011) = -$9.84. -$9.84 represents the
MVA that will be deducted from the value of the Gurantee Amount before the deduction of any withdrawal charge.

EXAMPLE OF A POSITIVE MVA:

      Assume that on the date of surrender, the current Floating Rate Spread (Y) is 1.60%.

                                                   N/12
                                  1 + F - X
      The MVA factor =     (   --------------  )              -1
                                1 + F - Y + b

                                                              24/12
                                   1 + .0725 - .0125
                     =     (    ------------------------  )              -1
                               1 + .0725 - .0160 + .0025
                           2
                     =     (1.001) -1

                     =     1.002 -1

                     = .002

      The value of the Guarantee Amount less the free withdrawal amount is multiplied by the MVA factor to determine the MVA:

                   ($11,910.16 - $11,236 X .1) X .002 = $20.38

      $20.38 represents the MVA that would be added to the value of the Guarantee Amount before the deduction of any withdrawal charge.

      For a partial withdrawal of $2,000 from this Guarantee Amount, the MVA would be ($2,000.00 - $11,236 X .1) X (.002) = $1.66.

      $1.66 represents the MVA that would be added to the partial withdrawal amount before the deduction of any withdrawal charge.

                               SUN LIFE ASSURANCE COMPANY OF CANADA (U.S.)
                               ANNUITY SERVICE MAILING ADDRESS:
                               RETIREMENT PRODUCTS AND SERVICES
                               P.O. BOX 9133
                               BOSTON, MASSACHUSETTS 02117

                               TELEPHONE:
                               Toll Free (888) 786-2435

                               GENERAL DISTRIBUTOR
                               Clarendon Insurance Agency, Inc.
                               One Sun Life Executive Park
                               Wellesley Hills, Massachusetts 02481

                               LEGAL COUNSEL
                               Jorden Burt Boros Cicchetti Berenson & Johnson LLP
                               1025 Thomas Jefferson Street, N.W.
                               Suite 400E
                               Washington, D.C. 20007

                               AUDITORS
                               Deloitte & Touche LLP
                               125 Summer Street
                               Boston, Massachusetts 02110

 FUTFIX-1 5/99

                                      PART II

                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Not Applicable

Item 15. INDEMNIFICATION

        Article 8 of the By-Laws of Sun Life Assurance Company of Canada (U.S.) provides for indemnification of directors and officers as follows:

        Section 8.01 (a). Every person who is or was a director or officer or employee of this corporation or of any other corporation which he served at the request of this corporation and in which this corporation owns or owned shares of capital stock or of which it is or was a creditor shall have a right to be indemnified by this corporation against all liability and reasonable expense incurred by him in connection with or resulting from any claim, action, suit or proceeding in which he may become involved as a party or otherwise by reason of his being or having been a director, officer or employee of this corporation or such other corporation, provided (1) said claim, action, suit or proceeding shall be prosecuted to a final determination and he shall be vindicated on the merits, or (2) in the absence of such a final determination vindicating him on the merits, the board of directors shall determine that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; said determination to be made by the board of directors acting through a quorum of disinterested directors, or in its absence on the opinion of counsel.

               (b) For purposes of the preceding subsection: (1) "liability and reasonable expenses" shall include but not be limited to reasonable counsel fees and disbursements, amounts of any judgment, fine or penalty, and reasonable amounts paid in settlement; (2) "claim, action, suit or proceeding" shall include every such claim, action, suit or proceeding, whether civil or criminal, derivative or otherwise, administrative, judicial or legislative, any appeal relating thereto, and shall include any reasonable apprehension or threat of such a claim, action, suit or proceeding; (3) a settlement, plea of nolo contendere, consent judgment, adverse civil judgment, or conviction shall not of itself create a presumption that the conduct of the person seeking indemnification did not meet the standard of conduct set forth in subsection (a)(2) hereof.

               (c) (Notwithstanding the foregoing, the following limitations shall apply with respect to any action by or in the right of the
        Corporation: (1) no indemnification shall be made in respect of any claim, issue or matter as to which the person seeking indemnification shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chanceery or such other court shall deem proper; and (2) indemnification shall extend only to reasonable expenses, including reasonable counsel's fees and disbursements.

               (d) The right to indemnification shall extend to any person otherwise entitled to it under this by-law whether or not that person continues to be a director, officer or employee of this corporation or such other corporations at the time such liability or expense shall be incurred. The right of indemnification shall extend to the legal representative and heirs of any person otherwise entitled to indemnification. If a person meets the requirements of this by-law with respect to some matters in a claim, action, suit or proceeding, but not with respect to others, he shall be entitled to indemnification as the former. Advances against liability and expenses may be made by the corporation on terms fixed by the board of directors subject to an obligation to repay if indemnification proves unwarranted.

               (e) This by-law shall not exclude any other rights of indemnification or other rights to which any director, officer or employee may be entitled to be contract, vote of stockholders or as a matter of law. If any clause, provision or application of this section shall be determined to be invalid, the other clauses, provisions or applications of this section shall not be affected but shall remain in full force and effect. The provisions of this by-law shall be applicable to claims, actions, suits or proceedings made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

               (f) Nothing contained in this by-law shall be construed to protect any director or officer of the corporation against any liability to the corporation or its security holders to which he would otherwise by subject by reason of wilful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

Item 16. EXHIBITS

   (1)         Underwriting Agreement *

   (3) (a)     Certificate of Incorporation *

       (b)     By-laws *

   (4) (a)     Single Payment Deferred Fixed Individual Annuity Contract **

       (b)     Single Payment Deferred Fixed Group Annuity Contract **

       (c)     Certificate to be used in connection with Contract filed as
               Exhibit 4(b) **

   (5)         Opinion re Legality ***

   (23)        Independent Auditor's Consent ****

   (24)        Powers of Attorney ****

     * Incorporated by reference from Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form S-2, File
         No. 333-45923.
    ** Incorporated by reference from Registration Statement of the Registrant on Form S-2, File No. 333-62837.
   *** Incorporated by reference from Post-Effective Amendment No. 1 to the Registration Statement of the Registrant on Form S-2, File
         No. 333-62837.
  ****   Filed herewith.

Item 17. UNDERTAKINGS

    (a)  The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                      provided, however, that paragraphs (a)(1)(i) and
                      (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 18. FINANCIAL STATEMENTS AND SCHEDULES

The following Financial Statements are included in the Registration Statement:

    Included in Part I:

    Financial Statements of the Depositor:

         1. Statutory Statements of Admitted Assets, Liabilities and Capital Stock and Surplus, Years Ended December 31, 1998 and 1997;

         2. Statutory Statements of Operations, Years Ended December 31, 1998, 1997 and 1996;

         3. Statutory Statements of Changes in Capital Stock and Surplus, Years Ended December 31, 1998, 1997 and 1996;

         4. Statutory Statements of Cash Flow, Years Ended December 31, 1998, 1997 and 1996;

         5.    Notes to Financial Statements; and

         6.    Independent Auditors' Report.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant, Sun Life Assurance Company of Canada (U.S.), certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-2 and has duly caused this Post-Effective Amendment No. 2 to its Registration Statement on Form S-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Wellesley Hills, Commonwealth of Massachusetts, on the 12th day of April, 1999.

                              Sun Life Assurance Company of Canada (U.S.)
                              (Registrant)


                              By:  /s/ C. JAMES PRIEUR
                                  -----------------------
                              C. James Prieur
                              President
Attest:/s/ EDWARD M. SHEA
       --------------------
       Edward M. Shea
       Assistant Vice President and Senior Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Form S-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



 Signature                                        Title                                   Date
 ---------                                        -----                                   ----

  /s/ C. JAMES PRIEUR                             President and Director                  April 12, 1999
-------------------------                         (Principal Executive Officer)
     C. James Prieur


  /s/ ROBERT P. VROLYK                            Vice President, Finance                 April 12, 1999
-------------------------                         and Actuary (Principal Financial
     Robert P. Vrolyk                             and Accounting Officer)


* /s/ DONALD A. STEWART                           Chairman and Director                   April 12, 1999
-------------------------
     Donald A. Stewart


* /s/ RICHARD B. BAILEY                           Director                                April 12, 1999
-------------------------
     Richard B. Bailey


* /s/ M. COLYER CRUM                              Director                                April 12, 1999
-------------------------
     M. Colyer Crum


* /s/ DAVID D. HORN                               Director                                April 12, 1999
-------------------------
     David D. Horn


* /s/ JOHN S. LANE                                Director                                April 12, 1999
-------------------------
     John S. Lane


* /s/ ANGUS A. MACNAUGHTON                        Director                                April 12, 1999
-------------------------
     Angus A. MacNaughton

------------
*    By Edward M. Shea pursuant to Power of Attorney filed herewith.

* /s/ JOHN D. MCNEIL                              Director                                April 12, 1999
-------------------------
     John D. McNeil

* /s/ S. CAESAR RABOY                             Director                                April 12, 1999
-------------------------
     S. Caesar Raboy

------------
*    By Edward M. Shea pursuant to Power of Attorney filed herewith.